EXHIBIT 2.1

UNITED STATES BANKRUPTCY COURT
NORTHERN DISTRICT OF ILLINOIS
EASTERN DIVISION

x
In re	:	Case No. 02-02474
	:	Jointly Administered
KMART CORPORATION, et al.,	:	Chapter 11
	:	Hon. Susan Pierson Sonderby
Debtors	:
x

FIRST AMENDED JOINT PLAN OF REORGANIZATION OF
KMART CORPORATION AND ITS AFFILIATED
DEBTORS AND DEBTORS-IN-POSSESSION

John Wm. Butler, Jr.
J. Eric Ivester
Mark A. McDermott
Samuel S. Ory
SKADDEN, ARPS, SLATE, MEAGHER
         & FLOM (ILLINOIS)
333 West Wacker Drive, Suite 2100
Chicago, Illinois 60606-1285
(312) 407-0700

Attorneys for Debtors and Debtors-in-Possession

Dated: February 25, 2003

EXHIBITS

Exhibit A	-	Form of Articles of Incorporation and By-Laws of New Holding Company

Exhibit B	-	Form of Articles of Incorporation and By-Laws of New Operating Company

Exhibit C	-	Form of Certificate of Incorporation and By-Laws of Other Reorganized Debtors

Exhibit D-1	-	Exit Financing Facility Commitment Letter

Exhibit D-2	-	Exit Financing Facility Agreement

Exhibit E	-	Investment Agreement

Exhibit F	-	~~List of Qualifying Real Estate~~ Intentionally Omitted

Exhibit G	-	Form of Registration Rights Agreement

Exhibit H	-	Restructuring Transaction Notice

Exhibit I	-	Corporate Structure of Reorganized Debtors

Exhibit J-1	-	Trade Vendors’ Lien Program Term Sheet

Exhibit J-2	-	Trade Vendors’ Lien Program Documents

Exhibit K	-	Form of Kmart Creditor Trust Agreement

Exhibit L-1	-	List of Rejected Intercompany Executory Contracts and Intercompany Unexpired Leases

Exhibit L-2	-	List of Assumed Employee-Related Agreements

Exhibit L-3	-	List of Assumed Other Executory Contracts and Unexpired Leases

Exhibit M	-	Administrative Claim Request Form

     1.2 “Administrative Claim” means a Claim for payment of an administrative expense of a kind specified in section 503(b) of the Bankruptcy Code and entitled to priority pursuant to section 507(a)(1) of the Bankruptcy Code, including, but not limited to, DIP Facility Claims, the actual, necessary costs and expenses, incurred on or after the Petition Date, of preserving the Estates and operating the business of the Debtors, including wages, salaries or commissions for services rendered after the commencement of the Chapter 11 Cases, Professional Claims, Key Ordinary Course Professional Claims, all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code, and all Allowed Claims (including reclamation claims) that are entitled to be treated as Administrative Claims pursuant to a Final Order of the Bankruptcy Court under section 546(c)(2)(A) of the Bankruptcy Code.

     1.3 “Administrative Claims Bar Date” means the deadline for filing proofs or requests for payment of Administrative Claims, which shall be forty-five (45) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court and except with respect to Professional Claims and Key Ordinary Course Professional Claims, which shall be subject to the provisions of Article 10.2 hereof.

     1.4 “ADR Procedures” means any alternative dispute resolution procedures approved by the Bankruptcy Court prior to the Effective Date, including, but not limited to, those approved in the following orders: (i) Order Approving Procedures for (A) Liquidating and Settling Personal Injury Claims Through Direct Negotiation and/or Alternative Dispute Resolution and/or (B) Modifying the Automatic Stay to Permit Certain Litigation with Respect to ~~such~~ Such Claims to Proceed dated July 17, 2002; (ii) Order Pursuant to 11 U.S.C. § 105(a) to Modify Personal Injury Claims Resolution Procedures to Require the Participation of Third Party Indemnitors and Insurance Carriers in Mediations and Arbitrations of Claims dated August 29, 2002; and (iii) Order Pursuant to 11 U.S.C. §§ 105, 363, 502 and 503 and Rule 9019(b) of the Federal Rules of Bankruptcy Procedure Authorizing Debtors (A) to Compromise or Settle Certain Prepetition Claims Without Further Court Approval and (B) to Establish Alternative Dispute Resolution Procedures for Disputed Claims dated January 28, 2003.

     1.5 “Affiliate Debtors” means all of the Debtors other than Kmart.

     1.6 “Affiliates” has the meaning given such term by section 101(2) of the Bankruptcy Code.

     1.7 “Allowed Claim” or “Allowed Interest” means a Claim or any portion thereof, or an Interest or any portion thereof, (a) that has been allowed by a Final Order of the Bankruptcy Court (or such other court or forum as the Reorganized Debtors and the holder of such Claim or Interest agree may adjudicate such Claim or Interest and objections thereto), or (b) as to which, on or by the Effective Date, (i) no proof of claim or interest has been filed with the Bankruptcy Court and (ii) the liquidated and noncontingent amount of which is Scheduled, other than a Claim or Interest that is Scheduled at zero, in an unknown amount, or as disputed, or (c) for which a proof of claim or interest in a liquidated amount has been timely filed with the Bankruptcy Court pursuant to the Bankruptcy Code, any Final Order of the Bankruptcy Court or other applicable bankruptcy law, and as to which either (i) no objection to its allowance has been filed within the periods of limitation fixed by this Plan, the Bankruptcy Code or by any order of the Bankruptcy Court, or (ii) any objection as to its allowance has been settled or withdrawn or has been denied by a Final Order, or (d) is reflected in a schedule of Allowed Claims, if any, filed from time to time with the Bankruptcy Court by the Debtors or the Reorganized Debtors, or (e) that is expressly allowed in a liquidated amount in this Plan.

     1.8 “Allowed Class . . . Claim” or “Allowed Class . . . Interest” means an Allowed Claim or an Allowed Interest in the specified Class.

     1.9 “Articles of Incorporation and Bylaws” means the Articles of Incorporation and Bylaws (or other similar documents) of New Holding Company, New Operating Company, and the other Reorganized Debtors, in substantially the forms attached hereto as Exhibit A, Exhibit B, and Exhibit C, respectively, which Articles of Incorporation and Bylaws (or other similar documents) shall be in a form acceptable to the Plan Investors and reasonably acceptable to the Creditors’ Committees.

     1.10 “Avoidance Claims” means Causes of Action against Persons arising under any of sections 510, 547, 548, 549, 550 and 551 (to the extent the ~~later~~ latter two sections are applicable to the other statutory sections referred to in this Article 1.10) of the Bankruptcy Code, or under similar or related state or federal statutes and common law, including fraudulent transfer laws, whether or not litigation has been commenced as of the Confirmation Date to prosecute such Avoidance Claims.

     1.11 “Ballot” means each of the ballot forms that are distributed with the Disclosure Statement to Claimholders included in Classes that are Impaired under this Plan and entitled to vote under Article VI of this Plan to accept or reject this Plan.

     1.12 “Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended and codified in title 11 of the United States Code, 11 U.S.C. §§ 101-1330, as in effect on the date hereof.

     1.13 “Bankruptcy Court” means the United States Bankruptcy Court for the Northern District of Illinois (Eastern Division) or such other court as may have jurisdiction over the Chapter 11 Cases.

     1.14 “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended, the Federal Rules of Civil Procedure, as amended, as applicable to the Chapter 11 Cases or proceedings therein, and the Local Rules of the Bankruptcy Court, as applicable to the Chapter 11 Cases or proceedings therein, as the case may be.

     1.15 “Bar Date” means the deadlines set by the Bankruptcy Court pursuant to the Bar Date Orders or other Final Order for filing proofs of claim in the Chapter 11 Cases. For prepetition Claims, the Bar Date was July 31, 2002, except that the Bar Date with respect to certain personal injury and related claims was January 22, 2003.

     1.16 “Bar Date Orders” means the order entered by the Bankruptcy Court on March 26, 2002, which established the July 31, 2002, Bar Date and the order entered by the Bankruptcy Court on December 19, 2002, which established the January 22, 2003 supplemental Bar Date.

     1.17 “Big Beaver Caguas” means Big Beaver of Caguas Development Corporation, a Michigan corporation, debtor-in-possession in Case No. 02-02476 pending in the Bankruptcy Court.

     1.30 “Class” means a category of Claimholders or Interestholders described in Article III of this Plan.

     1.31 “Confirmation Date” means the date of entry of the Confirmation Order.

     1.32 “Confirmation Hearing” means the hearing before the Bankruptcy Court held to consider confirmation of this Plan and related matters under section 1128 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

     1.33 “Confirmation Order” means the order entered by the Bankruptcy Court confirming this Plan.

     1.34 “Continuing Indemnification Rights” means those Indemnification Rights held by any Indemnitee who is a Released Party and serves as a director, officer or employee (or in any similar capacity) of the Reorganized Debtors immediately following the occurrence of the Effective Date together with any Indemnification Rights held by any Indemnitee on account of events occurring on or after the Petition Date, provided that no Person who is or becomes the subject of a Trust Claim shall have any Continuing Indemnification Rights with respect to such Trust Claim.

     1.35 “Convenience Class Election” means an election by a holder of a Trade Vendor/Lease Rejection Claim or Other Unsecured Claim on its Ballot to be treated as a General Unsecured Convenience Claim.

     1.36 “Coolidge” means The Coolidge Group, n/k/a TC Group I, LLC, a Michigan limited liability company, debtor-in-possession in Case No. 02-02469 pending in the Bankruptcy Court.

     1.37 “Creditors’ Committees” means, collectively, the Unsecured Creditors’ Committee and the Financial Institutions’ Committee appointed pursuant to section 1102(a) of the Bankruptcy Code in the Chapter 11 Cases.

     1.38 “Cure” means the payment or other honor of all obligations required to be paid or honored in connection with assumption of an executory contract or unexpired lease pursuant to Section 365 of the Bankruptcy Code, including (a) the cure of any non-monetary defaults to the extent required, if at all, pursuant to ~~Section~~ section 365 of the Bankruptcy Code, and (b) with respect to monetary defaults, the distribution within a reasonable period of time following the Effective Date of Cash, or such other property as may be agreed upon by the parties or ordered by the Bankruptcy Court, with respect to the assumption (or assumption and assignment) of an executory contract or unexpired lease, pursuant to section 365(b) of the Bankruptcy Code, in an amount equal to all unpaid monetary obligations or such other amount as may be agreed upon by the parties, under such executory contract or unexpired lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable non-bankruptcy law; provided, further, that in the event that a Debtor assumes an unexpired lease or executory contract, any guarantee (i) provided by another Debtor related to such unexpired lease or executory contract, or (ii) in connection with any industrial revenue bonds, shall be deemed Reinstated under the Plan if the failure of such guarantee to remain in force and effect would constitute a default under such assumed unexpired lease or executory contract.

     1.39 “Cure Claim” has the meaning ascribed to it in Article 8.2 of this Plan.

     1.60 “Exhibit” means an exhibit annexed to either this Plan or as an appendix to the Disclosure Statement.

     1.61 “Exhibit Filing Date” means the date on which Exhibits to this Plan or the Disclosure Statement shall be filed with the Bankruptcy Court, which date shall be at least seven days prior to the Voting Deadline or such later date as may be approved by the Bankruptcy Court without further notice.

     1.62 “Existing Common Stock” means shares of common stock of Kmart that are authorized, issued and outstanding prior to the Effective Date.

     1.63 “Existing Securities” means, collectively, the Prepetition Notes, the Trust Preferred Securities, and the Existing Common Stock.

     1.64 “Exit Financing Facility” means a new financing facility, a copy of which will be attached hereto as Exhibit D-~~1~~ 2, pursuant to the terms of (a) that certain Commitment Letter, dated January 13, 2003, between Kmart, as borrower, and General Electric Capital Corporation, Fleet Retail Finance, Inc., and Bank of America, N.A., as initial lenders, as the same may be amended, modified, or supplemented from time to time, a copy of which is attached hereto as Exhibit D~~-2~~ 1, and (b) any and all additional documents related thereto filed in accordance with Article 7.12 of this Plan.

     1.65 “Face Amount” means, (a) when used in reference to a Disputed or Disallowed Claim, the full stated liquidated amount claimed by the Claimholder in any proof of claim timely filed with the Bankruptcy Court or otherwise deemed timely filed by any Final Order of the Bankruptcy Court or other applicable bankruptcy law, and (b) when used in reference to an Allowed Claim, the allowed amount of such Claim.

     1.66 “Final Order” means an order or judgment, the operation or effect of which has not been stayed, reversed or amended and as to which order or judgment (or any revision, modification or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending.

     1.67 “Financial Institutions’ Committee” means the Official Committee of Financial Institutions appointed pursuant to section 1102(a) of the Bankruptcy Code in the Chapter 11 Cases, as the membership thereof may change from time to time.

     1.68 “General Unsecured Convenience Claim” means (i) a Trade Vendor/Lease Rejection Claim or an Other Unsecured Claim if the Allowed amount of such Claim is less than or equal to $30,000 and (ii) a Trade Vendor/Lease Rejection Claim or Other Unsecured Claim if, in either instance, the Allowed amount of such Claim is greater than $30,000 and the holder of such Claim has agreed to reduce the allowed amount of its Claim to $30,000 or less and made the Convenience Class Election on the Ballot within the time fixed by the Bankruptcy Court.

     1.69 “Holdback Amount” means the amount equal to 10% of fees billed to the Debtors in a given month to the extent retained by the Debtors as of the Effective Date as a holdback on payment of Professional Claims pursuant to the Professional Fee Order. The Holdback Amount shall not be considered property of the Debtors, the Reorganized Debtors, or the Estates.

Reorganized Debtors’ management team and (ii) provide incentives for the beneficiaries thereof to maximize value for stockholders after the Effective Date.

     1.96 “New Holding Company” means a corporation to be created pursuant to the terms of this Plan, or, in the discretion of Kmart’s board of directors after consultation with the Creditors’ Committees, a Reorganized Debtor, to hold 100% of the New Operating Company Common Stock on and after the Effective Date.

     1.97 “New Holding Company Common Stock” means the shares of common stock of New Holding Company authorized under Article 7.8 of this Plan and under the articles of incorporation of New Holding Company.

     1.98 “New Holding Company Preferred Stock” means the shares of preferred stock of New Holding Company authorized under Article 7.8 of this Plan and under the articles of incorporation of New Holding Company.

     1.99 “New Operating Company” means a corporation or other Person to be created pursuant to the terms of this Plan or, in the discretion of Kmart’s board of directors after consultation with the Creditors’ Committees and the Plan Investors, a Reorganized Debtor, to be wholly-owned, directly or indirectly, by New Holding Company.

     1.100 “New Operating Company Common Stock” means shares of common stock (or such other certificates designating ownership as are appropriate) of New Operating Company authorized under Article 7.1 of this Plan and under the articles of incorporation of New Operating Company.

     1.101 “Non-Lender Claims” means the Prepetition Note Claims, the Trade Vendor/Lease Rejection Claims, the Trust Preferred Obligations, and the Other Unsecured Claims.

     1.102 “Ordinary Course Professional Order” means the Bankruptcy Court’s Order Pursuant to 11 U.S.C. §§ 105(a), 327(e) and 331 Authorizing Retention of Professionals Utilized by the Debtors in the Ordinary Course of Business (Docket No. 682).

     1.103 “Other Executory Contract or Unexpired Lease” means all executory contracts or unexpired leases, other than Employee-Related Agreements, Intercompany Executory Contracts, and Intercompany Unexpired Leases to which any of the Debtors are a party.

     1.104 “Other Interests” means all options, warrants, call rights, puts, awards, or other agreements to acquire Existing Common Stock.

     1.105 “Other Priority Claim” means a Claim entitled to priority pursuant to section 507(a) of the Bankruptcy Code other than a Priority Tax Claim or an Administrative Claim.

     1.106 “Other Unsecured Claim” means, subject to Article 5.6 hereof, a Claim that is not an Administrative Claim, General Unsecured Convenience Claim, Intercompany Claim, Other Priority Claim, PBGC Claim, Priority Tax Claim, Prepetition Lender Claim, Prepetition Note Claim,

Secured Claim, Subordinated Securities Claim, Trade Vendor/Lease Rejection Claim, or Trust Preferred Obligation.

     1.107 “Other Unsecured Claim Cash Payment Amount” means the Cash to be paid to all holders of Allowed Other Unsecured Claims on the third anniversary of the Effective Date (or, if such date is not a Business Day, the next Business Day), in an amount equal to (i) the product of (a) the estimated, mid-range value (as set forth in the Disclosure Statement)~~,~~ of the New Holding Company Common Stock to be distributed to holders of Trade Vendor/Lease Rejection Claims multiplied by (b) a fraction, the numerator of which is equal to the aggregate amount of all Allowed Other Unsecured Claims, and the denominator of which is equal to the aggregate amount of all Allowed Trade Vendor/Lease Rejection Claims and Allowed Other Unsecured Claims, plus (ii) an amount equivalent to interest on the amount calculated pursuant to the preceding clause at an annual rate of 4% from and after the Effective Date through and including the third anniversary of the Effective Date. The Other Unsecured Claim Cash Payment Amount shall be subject to such other terms and conditions as may be necessary and appropriate to effectuate payment thereof or to comply with applicable law.

     1.108 “Other Unsecured Claim Election” means an election by an Other Unsecured Claimholder, either on its Ballot or appropriate election form provided by the Debtors, to be treated as a Trade Vendor/Lease Rejection Claimholder.

     1.109 “Other Unsecured Claim Estimation Procedure” means a procedure approved by the Bankruptcy Court ~~on or before the Effective Date~~ providing for the expedited estimation, for distribution purposes, of Other Unsecured Claims held by Other Unsecured Claimholders who make the Other Unsecured Claim Election.

     1.110 “PBGC” means the Pension Benefit Guaranty Corporation.

     1.111 “PBGC Claims” means all Claims of the PBGC against any of the Debtors.

     1.112 “Periodic Distribution Date” means (a) the Distribution Date, and (b) thereafter, the first Business Day occurring on or immediately after each subsequent October 1st, January 1st, April 1st, and July 1st.

     1.113 “Person” means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, governmental unit (as defined in section 101(27) of the Bankruptcy Code) or other entity.

     1.114 “Petition Date” means January 22, 2002, the date on which the Debtors filed their petitions for relief in the Bankruptcy Court commencing the Chapter 11 Cases.

     1.115 “Plan” means this joint plan of reorganization for the resolution of outstanding Claims and Interests in the Chapter 11 Cases, as herein proposed by the Debtors, including all supplements, appendices and schedules hereto, either in their present form or as the same may be further altered, amended or modified from time to time in accordance with the Bankruptcy Code and Bankruptcy Rules. trustee, as thereafter succeeded in that capacity by Wilmington Trust Company as successor indenture trustee, as such indenture may have been amended, supplemented, or otherwise modified from time to time, including, but not limited to, that certain First Supplemental Indenture dated as of March 1, 1991; (b)(i) the 8.375% Notes due December 1, 2004 in the aggregate principal amount of $300,000,000; (ii) the 9.375% Notes due February 1, 2006 in the aggregate principal amount of $400,000,000; and (iii) the 9.875% Notes due June 15, 2008 in the aggregate principal amount of $430,000,000; in each case issued by Kmart pursuant to that certain indenture dated as of December 13, 1999, between Kmart and The Bank of New York, as original indenture trustee, as thereafter succeeded in that capacity by Wilmington Trust Company as successor indenture trustee, as such indenture may have been amended, supplemented, or otherwise modified from time to time, including, but not limited to, that certain First Supplemental Indenture dated as of December 13, 1999; that certain Second Supplemental Indenture, dated as of January 30, 2001; and that certain Third Supplemental Indenture dated as of June 19, 2001; and(c) the Commercial Development Revenue Refunding Bonds (Kmart Corporation Project) Series 1994 in the aggregate outstanding principal amount of $1,800,000.00, issued under or in connection with the trust indenture dated as of November 1, 1994 by and between The County Commission of Harrison County, as issuer, and J.P. Morgan Trust Company, National Association (as successor trustee), as indenture trustee, as thereafter succeeded in that capacity by Wilmington Trust Company as successor indenture trustee, and all of the right, title and interest of Harrison County in and under the Loan Agreement and the Promissory Note made between Kmart and The County Commission of Harrison County; and (d) the Industrial Development Revenue Refunding Bonds (Kmart Corporation Project) Series 1994 in the aggregate outstanding principal amount of $2,375,000.00, issued under or in connection with the trust indenture dated as of October 1, 1994 by and between The Industrial Development Authority of the City of Liberty, Missouri, as issuer, and UMB Bank, N.A., as indenture trustee, and all of the right, title, and interest of The Industrial Development Authority of the City of Liberty, Missouri in and under the Loan Agreement and the Promissory Note made between Kmart and The Industrial Development Authority of the City of Liberty, Missouri.

     1.126 “Priority Tax Claim” means a Claim entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code.

     1.127 “Pro Rata” means, at any time, the proportion that the Face Amount of a Claim in a particular Class or Classes bears to (ii) the aggregate Face Amount of all Claims (including Disputed Claims, but excluding Disallowed Claims) in such Class or Classes, unless this Plan provides otherwise.

     1.128 “Professional” means those Persons retained in the Chapter 11 Cases by separate Bankruptcy Court orders pursuant to sections 327 and 1103 of the Bankruptcy Code or otherwise; provided, however, that Professional does not include those Persons retained pursuant to the Ordinary Course Professional Order.

     1.129 “Professional Claim” means an Administrative Claim of a Professional for compensation for services rendered or reimbursement of costs, expenses or other charges and disbursements incurred relating to services rendered or expenses incurred after the Petition Date and prior to and including the Effective Date.

     1.130 “Professional Fee Order” means the order entered by the Bankruptcy Court on January 25, 2002, authorizing the interim payment of Professional Claims subject to the Holdback Amount.

     1.131 ~~“Qualifying Real Estate” means any (i) real estate lease, including a capital lease, under which a Debtor is a lessee, or (ii) real estate owned by a Debtor, in each case as identified on Exhibit F to be filed on or before the Exhibit Filing Date. Qualifying Real Estate includes, but is not limited to, real property interests pertaining to stores to be closed pursuant to the Debtors’ 2003 store closing program.~~

     ~~1.132~~ “Registration Rights Agreement” means the agreement, a form of which will be attached to this Plan on or prior to the Exhibit Filing Date as Exhibit G, whereby New Holding Company will be obligated to register certain shares of New Holding Company Common Stock pursuant to the terms and conditions of such agreement.

     ~~1.133~~ 1.132 “Reinstated” or “Reinstatement” means (a) leaving unaltered the legal, equitable and contractual rights to which a Claim entitles the Claimholder so as to leave such Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code, or (b) notwithstanding any contractual provision or applicable law that entitles the Claimholder to demand or receive accelerated payment of such Claim after the occurrence of a default (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code; (ii) reinstating the maturity of such Claim as such maturity existed before such default; (iii) compensating the Claimholder for any damages incurred as a result of any reasonable reliance by such Claimholder on such contractual provision or such applicable law; and (iv) not otherwise altering the legal, equitable or contractual rights to which such Claim entitles the Claimholder; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, “going dark” provisions, and affirmative covenants regarding corporate existence prohibiting certain transactions or actions contemplated by this Plan, or conditioning such transactions or actions on certain factors, shall not be required to be cured or reinstated in order to accomplish Reinstatement.

     ~~1.134~~ 1.133 “Released Parties” means, collectively, (i) all officers of each of the Debtors, all members of the boards of directors of each of the Debtors, and all employees of each of the Debtors, in each case, as of the date of the commencement of the hearing on the Disclosure Statement, (ii) the Statutory Committees and all members of the Statutory Committees in their respective capacities as such, (iii) the DIP Agent in its capacity as such, (iv) the DIP Lenders in their capacities as such, (v) The Bank of New York, as original indenture trustee with respect to the Prepetition Notes, in its capacity as such, and Wilmington Trust Company, as successor indenture trustee with respect to the Prepetition Notes, in its capacity as such, (vi) the Plan Investors in their capacities as such, (vii) the Prepetition Lenders in their capacities as such, (viii) the Prepetition Agent in its capacity as such, (ix) all Professionals, and (x) with respect to each of the above-named Persons, such Person’s affiliates, principals, employees, agents, officers, directors, financial advisors, attorneys and other professionals, in their capacities as such.

     ~~1.135~~ 1.134 “Reorganized Debtor” or “Reorganized Debtors” means, individually, any of New Holding Company, New Operating Company, or any Debtor and, collectively, all of New Holding Company, New Operating Company, and the Debtors, in each case from and after the Effective Date.

     ~~1.136~~ 1.135 “Reorganized . . . ” means the applicable Debtor from and after the Effective Date.

      ~~1.137 “Responsible Officer” means the person designated by the board of directors of Kmart, after consultation with the Statutory Committees, to serve as the chief responsible officer and decision-maker for the Estates of the Debtors possessing Qualifying Real Estate from and after the Effective Date.~~

     ~~1.138~~ 1.136 “Restructuring Debtors” means those Debtors that will be the subject of a Restructuring Transaction under this Plan.

      ~~1.139~~ 1.137 “Restructuring Transaction(s)” means a dissolution or winding up of the corporate existence of a Debtor or the consolidation, merger, contribution of assets, or other transaction in which a Reorganized Debtor merges with or transfers substantially all of its assets and liabilities to a Reorganized Debtor or their Affiliates, on or after the Effective Date, as set forth in the Restructuring Transaction Notice.

     ~~1.140~~ 1.138 “Restructuring Transactions Notice” means the notice filed with the Bankruptcy Court on or before the Exhibit Filing Date as Exhibit H to this Plan listing the Restructuring Debtors and briefly describing the relevant Restructuring Transactions, including the corporate structure of the Reorganized Debtors as described in Exhibit I to this Plan.

      ~~1.141~~ 1.139 “Retained Actions” means all Claims, Causes of Action, rights of action, suits and proceedings, whether in law or in equity, whether known or unknown, which any Debtor or any Debtors’ Estate may hold against any Person, including, without limitation, (a) Claims and Causes of Action brought prior to the Effective Date, (b) Claims and Causes of Action against any Persons for failure to pay for products or services provided or rendered by any of the Debtors, (c) Claims and Causes of Action relating to strict enforcement of any of the Debtors’ intellectual property rights, including patents, copyrights and trademarks, and (d) Claims and Causes of Action seeking the recovery of any of the Debtors’ or the Reorganized Debtors’ accounts receivable or other receivables or rights to payment created or arising in the ordinary course of any of the Debtors’ or the Reorganized Debtors’ businesses, including, without limitation, claim overpayments and tax refunds; provided, however, that the foregoing shall not include Trust Claims (including Avoidance Claims that are Trust Claims), which will be transferred to the Kmart Creditor Trust, Avoidance Claims, or Claims explicitly released under this Plan or by Final Order of the Bankruptcy Court prior to the date hereof.

      ~~1.142~~ 1.140 “Scheduled” means, with respect to any Claim or Interest, the status, priority, and amount, if any, of such Claim or Interest as set forth in the Schedules.

      ~~1.143~~ 1.141 “Schedules” means the schedules of assets and liabilities and the statements of financial affairs filed in the Chapter 11 Cases by the Debtors, as such schedules or statements have been or may be further modified, amended or supplemented from time to time in accordance with Bankruptcy Rule 1009 or orders of the Bankruptcy Court.

      ~~1.144~~ 1.142 “Secured Claim” means a Claim secured by a security interest in or a lien on property in which a Debtor’s Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value, as of the Effective Date or such other date as is service providers, (ii) rejection of executory contracts and unexpired leases, (iii) guaranties related to rejected executory contracts and unexpired leases, (iv) guaranties with respect to industrial revenue bonds, (v) unsecured deficiency claims, if any, (vi) guaranties related to third-party leases, and (vii) Other Unsecured Claims that have made the Other Unsecured Claim Election.

     ~~1.154~~ 1.152 “Trade Vendor/Lease Rejection Claimholder Shares” means 31,945,161 shares of New Holding Company Common Stock.

     ~~1.155~~ 1.153 “Trade Vendors Collateral Agent” means the entity appointed by the Unsecured Creditors’ Committee, which is reasonably acceptable to the Debtors, which shall hold all liens with respect to the Trade Vendors’ Lien pursuant to Article 7.13 of this Plan.

     ~~1.156~~ 1.154 “Trade Vendors’ Lien ” means any liens granted to the Trade Vendors Collateral Agent, as of the Effective Date, pursuant to Article 7.13 of this Plan and Exhibit J-2 to this Plan.

     ~~1.157~~ 1.155 “Trust Advisory Board” means the board that is to be created pursuant to Article 11.4 of this Plan for the purpose of advising the Trustee with respect to decisions affecting the Kmart Creditor Trust.

     ~~1.158~~ 1.156 “Trust Agreement” means that certain Trust Agreement that will govern the Kmart Creditor Trust, a form of which is attached to this Plan as Exhibit K.

     ~~1.159~~ 1.157 “Trust Assets” means ~~those assets, including~~ the Trust Claims~~,~~ and any assets to be transferred to and owned by the Kmart Creditor Trust pursuant to Article 11.2 of this Plan.

     ~~1.160~~ 1.158 “Trust Claims” means any and all Causes of Action, other than Securities Actions, against any Person or entity arising from, in connection with, or relating to the subject matters of the Investigations which, for purposes hereof, means the Accounting and Stewardship Investigations, including all matters authorized by order entered by the Bankruptcy Court on September 4, 2002 approving the participation, on a joint interest basis, of the Statutory Committees in said Investigations, and including all matters arising from, in connection with, or relating to the subject matter of responses to the Government Inquiries (as each of such terms is defined in the Disclosure Statement).

     ~~1.161~~ 1.159 “Trust Preferred Obligations” means all obligations of the Debtors arising under or pursuant to the Trust Preferred Securities and related Indenture by and between Kmart Corporation and The Bank of New York, as Trustee, dated June 6, 1996, the First Supplemental Indenture of the same date, and related documents.

     ~~1.162~~ 1.160 “Trust Recoveries” means any and all proceeds received by the Kmart Creditor Trust from (a) the prosecution to, and collection of, a final judgment of a Trust Claim against a Person, or (b) the settlement or other compromise of a Trust Claim against a Person, and (c) Designated Trust Recoveries.

     ~~1.163~~ 1.161 “Trust Preferred Securities” means those certain mandatorily redeemable convertible preferred securities issued by Kmart Financing I, an Affiliate Debtor, pursuant to documents ancillary thereto. Accordingly, the general rule of contract construction known as “contra preferentem” shall not apply to the construction or interpretation of any provision of this Plan, Disclosure Statement, or any contract, instrument, release, indenture, exhibit, or other agreement or document generated in connection herewith.

D.     Computation of Time

     In computing any period of time prescribed or allowed by this Plan, unless otherwise expressly provided, the provisions of Bankruptcy Rule 9006(a) shall apply.

E.     References to Monetary Figures

     All references in this Plan to monetary figures shall refer to United States of America currency, unless otherwise expressly provided.

F.     Exhibits

     All Exhibits are incorporated into and are a part of this Plan as if set forth in full herein and, to the extent not annexed hereto, such Exhibits shall be filed with the Bankruptcy Court on or before the Exhibit Filing Date. After the Exhibit Filing Date, copies of Exhibits can be obtained upon written request to Skadden, Arps, Slate, Meagher & Flom (Illinois), 333 West Wacker Drive, Chicago, Illinois 60606 (Attn: John Wm. Butler, Jr., Esq.), counsel to the Debtors, or by downloading such exhibits from the Court’s website at http:\\www.ilnb.uscourts.gov. To the extent any Exhibit is inconsistent with the terms of this Plan, unless otherwise ordered by the Bankruptcy Court, the non-Exhibit portion of this Plan shall control.

ARTICLE II

ADMINISTRATIVE EXPENSES,
PRIORITY TAX CLAIMS,
AND OTHER UNCLASSIFIED CLAIMS

     2.1 Administrative Claims. Subject to the provisions of Article X of this Plan, on the first Distribution Date or Periodic Distribution Date occurring after the later of (a) the date an Administrative Claim becomes an Allowed Administrative Claim or (b) the date an Administrative Claim becomes payable pursuant to any agreement between a Debtor (or a Reorganized Debtor) and the holder of such Administrative Claim, an Allowed Administrative Claimholder in the Chapter 11 Cases shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Administrative Claim, (i) Cash equal to the unpaid portion of such Allowed Administrative Claim or (ii) such other treatment as to which the Debtors (or the Reorganized Debtors) and such Claimholder shall have agreed upon in writing; provided, however, that (x) Claimholders of Claims arising under the DIP Facility shall be deemed to have Allowed Claims as of the Effective Date in such amount as to which the Debtors and such Claimholders shall have agreed upon in writing or as determined by the Bankruptcy Court, which DIP Facility Claims shall be paid in accordance with Article 10.1 of this Plan, (y) the Plan Investors shall be deemed to have an Allowed Plan Investor Claim arising under the Investment Agreement in such amount as to which the Debtors and the Plan Investors shall have agreed upon in writing or as fixed by the Bankruptcy Court, which Plan Investor Claim shall be paid in full in Cash on the Effective Date, and (z) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.

     2.2 Priority Tax Claims. Commencing on the first Periodic Distribution Date occurring after the later of (a) the date a Priority Tax Claim becomes an Allowed Priority Tax Claim or (b) the date a Priority Tax Claim first becomes payable pursuant to any agreement between a Debtor (or a Reorganized Debtor) and the holder of such Priority Tax Claim, at the sole option of the Debtors (or the Reorganized Debtors after the Effective Date), such Allowed Priority Tax Claimholder shall be entitled to receive on account of such Priority Tax Claim, in full satisfaction, settlement, release and discharge of, and in exchange for, such Priority Tax Claim, (i) equal Cash payments on the last Business Day of each three-month period following the Effective Date, during a period not to exceed six years after the assessment of the tax on which such Claim is based, totaling the aggregate amount of such Claim plus simple interest on any outstanding balance from the Effective Date calculated ~~at the interest rate available on ninety (90) day United States Treasuries on the Effective Date~~ 100 basis points greater than the interest rate provided under the Exit Financing Facility, (ii) such other treatment agreed to by the Allowed Priority Tax Claimholder and the Debtors (or the Reorganized Debtors), provided such treatment is on more favorable terms to the Debtors (or the Reorganized Debtors after the Effective Date) than the treatment set forth in clause (i) hereof, or (iii) payment in full in Cash.

     2.3 PBGC Claims. Upon confirmation and substantial consummation of the Plan, the Reorganized Debtors will continue the Kmart Corporation Employee Pension Plan in accordance with applicable law, and the Debtors’ obligations under applicable law with respect to continued funding of the Kmart Corporation Employee Pension Plan will remain unaltered. Nothing in the Plan shall be deemed to discharge, release, or relieve the Debtors, the Reorganized Debtors, or their controlled group of or from any current or future liability under applicable law with respect to the Kmart Corporation Employee Pension Plan. Any and all obligations under the Kmart Corporation Employee Pension Plan shall be paid in accordance with the terms and conditions of the Kmart Corporation Employee Pension Plan and in accordance with applicable law. On the Effective Date, the PBGC will be deemed to have withdrawn the PBGC Claims with respect to the Kmart Corporation Employee Pension Plan.

     2.4 Workers’ Compensation Programs. Upon confirmation and substantial consummation of the Plan, the Reorganized Debtors shall continue the Workers’ Compensation Programs in accordance with applicable state laws. Nothing in the Plan shall be deemed to discharge, release, or relieve the Debtors or Reorganized Debtors from any current or future liability with respect to any of the Workers’ Compensation Programs. The Reorganized Debtors shall be responsible for all valid claims for benefits and liabilities under the Workers’ Compensation Programs regardless of when the applicable injuries were incurred. Any and all obligations under the Workers’ Compensation Programs shall be paid in accordance with the terms and conditions of Workers’ Compensation Programs and in accordance with all applicable laws. The Debtors’ and the Reorganized Debtors’ obligations under this Article 2.4 shall apply only if and to the extent that other sources of payment of such claims under applicable law prove to be insufficient to satisfy such claims in full, including, but not limited to, payments provided on account of surety bonds procured by the Debtors and payments, if any, provided by applicable self-insurance guaranty funds.

Rata share (calculated as provided in clause (a) of this Article 5.4) of Cash in an amount equal to the reasonable fees and expenses of any indenture trustee for the Prepetition Notes, as approved by the Bankruptcy Court pursuant to Section 1129(a)(4) of the Bankruptcy Code, not to exceed $1,500,000; and (c) commencing on the Distribution Date, its Pro Rata Share of the Trust Recoveries, if any, other than the rights to such Trust Recoveries to which holders of Subordinated Securities Claims and Existing Common Stock may be entitled pursuant to Article 5.10 and Article 5.11 of the Plan, with the amount of each Prepetition Note Claimholder’s Pro Rata share equal to the total amount of such rights multiplied by a fraction, the numerator of which is equal to the amount of such Prepetition Note Claimholder’s Allowed Prepetition Note Claim, and the denominator of which is equal to the sum of all Allowed Non-Lender Claims, with such consideration representing a compromise and settlement, pursuant to section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019, of the Prepetition Lender Claims, including such Claims relating to guarantees by certain Affiliate Debtors of Kmart’s obligations under the Prepetition Credit Agreements and issues related to the substantive consolidation of the Debtors as contemplated by this Plan. Notwithstanding anything in this Article 5.4 to the contrary, any Prepetition Note Claims held by the Debtors shall be deemed cancelled as of the Effective Date, and the Debtors shall not receive or retain any property or interest in property on account of such Prepetition Note Claims under this Plan. The calculation of the Pro Rata interests of other Prepetition Note Claimholders called for in this Article 5.4 shall be made as if the Prepetition Note Claims held by the Debtors were not outstanding as of the time of such calculation. ~~Th~~ In the event that the Class of Prepetition Notes rejects the Plan, holders of Trust Preferred Obligations shall not receive or retain any property or interest in property on account of such Obligations under the Plan.

     5.5 Class 5 (Trade Vendor/Lease Rejection Claims). Except as otherwise provided in and subject to Article 9.8 of this Plan, commencing on the Distribution Date or first Periodic Distribution Date occurring after the later of (i) the date a Trade Vendor/Lease Rejection Claim becomes an Allowed Trade Vendor/Lease Rejection Claim or (ii) the date a Trade Vendor/Lease Rejection Claim becomes payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the holder of such Trade Vendor/Lease Rejection Claim, each Trade Vendor/Lease Rejection Claimholder shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Trade Vendor/Lease Rejection Claim, (a) its Pro Rata share of the Trade Vendor/Lease Rejection Claimholder Shares, subject to dilution, with the amount of each Trade Vendor/Lease Rejection Claimholder’s Pro Rata share equal to the total number of Trade Vendor/Lease Rejection Claimholder Shares multiplied by a fraction, the numerator of which is equal to the amount of such Trade Vendor/Lease Rejection Claimholder’s Allowed Trade Vendor/Lease Rejection Claim, and the denominator of which is equal to all Allowed Trade Vendor/Lease Rejection Claims; and (b) its Pro Rata Share of the Trust Recoveries, if any, other than the rights to such Trust Recoveries to which holders of Subordinated Securities Claims and Existing Common Stock may be entitled pursuant to Article 5.10 and Article 5.11 of the Plan, with the amount of each Trade Vendor/Lease Rejection Claimholder’s Pro Rata share equal to the total amount of such rights multiplied by a fraction, the numerator of which is equal to the amount of such Trade Vendor/Lease Rejection Claimholder’s Allowed Trade Vendor/Lease Rejection Claim, and the denominator of which is equal to the sum of all Allowed Non-Lender Claims, with such consideration representing a compromise and settlement, pursuant to section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019, of the Prepetition Lender Claims, including such Claims relating to guarantees by certain Affiliate Debtors of Kmart’s obligations under the Prepetition Credit Agreements and issues related to the substantive consolidation of the Debtors as contemplated by this Plan. The Debtors’ failure to object to a Trade Vendor/Lease Rejection Claim in their Chapter 11 Cases shall be without prejudice to the Reorganized Debtors’ right to contest or otherwise defend against such Claim in the Bankruptcy Court or other appropriate non-bankruptcy forum (at the option of the Debtors or the Reorganized Debtors) when and if such Claim is sought to be enforced by the Trade Vendor/Lease Rejection Claimholder. All distributions to holders of Trade Vendor/Lease Rejection Claims shall be made to the Disbursing Agent for immediate distribution to holders of Trade Vendor/Lease Rejection Claims pursuant to the terms of this Plan.

     5.6 Class 6 (Other Unsecured Claims). Except as otherwise provided in and subject to Article 9.8 of this Plan, each Other Unsecured Claimholder holding an Allowed Other Unsecured Claim shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Other Unsecured Claim, (a) on the third anniversary of the Effective Date (or, if such date is not a Business Day, the next Business Day), its Pro Rata share of the Other Unsecured Claim Cash Payment Amount to be paid hereunder, with the amount of each Other Unsecured Claimholder’s Pro Rata share equal to the amount of the Other Unsecured Claim Cash Payment Amount multiplied by a fraction, the numerator of which is equal to the amount of such Other Unsecured Claimant’s Allowed Other Unsecured Claim, and the denominator of which is equal to the aggregate amount of all Allowed Other Unsecured Claims, provided, however, that, in the event an Other Unsecured Claimholder makes the Other Unsecured Claim Election, such Other Unsecured Claimholder shall be deemed (i) to be a Trade Vendor/Lease Rejection Claimholder and shall receive, in lieu of its Pro Rata share of the Other Unsecured Claim Cash Payment Amount, the Trade Vendor/Lease Rejection Claimholder treatment as provided for in this Plan, and (ii) to consent to the Other Unsecured Claim Estimation Procedure, and (b) commencing on the first Periodic Distribution Date occurring after the later of (x) the date an Other Unsecured Claim becomes an Allowed Other Unsecured Claim or (y) the date an Other Unsecured Claim becomes payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the holder of such Other Unsecured Claim, its Pro Rata share of the Trust Recoveries, if any, other than the rights to such Trust Recoveries to which holders of Subordinated Securities Claims and Existing Common Stock may be entitled pursuant to Article 5.10 and Article 5.11 of the Plan, with the amount of each Other Unsecured Claimholder’s Pro Rata share equal to the total amount of such rights multiplied by a fraction, the numerator of which is equal to the amount of such Other Unsecured Claimholder’s Allowed Other Unsecured Claim, and the denominator of which is equal to the aggregate amount of all Allowed Non-Lender Claims, with such consideration representing a compromise and settlement, pursuant to section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019, of the Prepetition Lender Claims, including such Claims relating to guarantees by certain Affiliate Debtors of Kmart’s obligations under the Prepetition Credit Agreements and issues related to the substantive consolidation of the Debtors as contemplated by this Plan. Each of the Other Unsecured Claimholder’s Pro Rata share of the Other Unsecured Claim Cash Payment Amount shall be an obligation of New Holding Company and New Operating Company. The right of a holder of an Allowed Other Unsecured Claim to receive its Pro Rata share of the Other Unsecured Claim Cash Payment Amount shall be personal to such holder and shall be non-transferable except upon death of the interest holder or by operation of law.

     5.7 Class 7 (General Unsecured Convenience Claims). Except as otherwise provided in and subject to Article 9.8 of this Plan, on the first Periodic Distribution Date occurring after the later of (i) the date a General Unsecured Convenience Claim becomes an Allowed General Unsecured Convenience Claim or (ii) the date a General Unsecured Convenience Claim becomes payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the holder of such General Unsecured Convenience Claim, the holder of an Allowed General Unsecured Convenience Claim shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such General Unsecured Convenience Claim, Cash equal to (a) six and one-quarter percent (6.25%) of the amount of such Allowed Claim if the amount of such Allowed Claim is less than or equal to $30,000 or (b) $1,875 if the amount of such Allowed Claim is greater than $30,000 and the holder of such Claim has made the Convenience Class Election. Any Trade Vendor/Lease Rejection Claims or Other Unsecured Claims that are treated as General Unsecured Convenience Claims shall not otherwise be treated as Trade Vendor/Lease Rejection Claims or Other Unsecured Claims under this Plan; provided, however, that the holder of any General Unsecured Convenience Claim that would otherwise constitute a Trade Vendor/Lease Rejection Claim under this Plan and that is in an amount equal to or less than $30,000 may elect to be treated as a Trade Vendor/Lease Rejection Claimholder and shall receive in lieu of any payment under this Article 5.7, the Trade Vendor/Lease Rejection treatment as provided for in this Plan.

     5.8 Class 8 (Trust Preferred Obligations) . Except as otherwise provided in and subject to Article 9.8 of this Plan, commencing on the first Periodic Distribution Date occurring after the later of (i) the date a Trust Preferred Obligation becomes an Allowed Trust Preferred Obligation or (ii) the date a Trust Preferred Obligation becomes payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the holder of such Trust Preferred Obligation, each Trust Preferred Obligation holder (a) shall be deemed to receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Trust Preferred Obligation, those shares of New Holding Company Common Stock that would have otherwise been allocable to such Trust Preferred Obligation holder but for the subordination provisions of all documents pertaining to the Trust Preferred Securities and evidencing the rights and obligations of the Trust Preferred Obligations, but which will, pursuant to such subordination provisions and Article 5.4 of this Plan, be deemed to have been included in the Prepetition Noteholder Shares; and (b) shall receive (i), in the event that the Class of Trust Preferred Obligations votes to accept this Plan, their Pro Rata Share of the Trust Recoveries, if any, other than the rights to such Trust Recoveries to which holders of Subordinated Securities Claims and Existing Common Stock may be entitled pursuant to Article 5.10 and Article 5.11 of the Plan, with the amount of each Trust Preferred Obligation holder’s Pro Rata share equal to the total amount of such rights multiplied by a fraction, the numerator of which is equal to the amount of such Trust Preferred Obligation holder’s Allowed Trust Preferred Obligation, and the denominator of which is equal to the sum of all Allowed Non-Lender Claims, or, (ii) in the event that either (y) the Class of Trust Preferred Obligations or (z) the Class of Prepetition Note Claims votes to reject this Plan, Trust Preferred Obligation holders shall not be entitled to, and shall not receive or retain any property or interest in property on account of such Obligations under this Plan and the subordination provisions of all documents pertaining to the Trust Preferred Securities will be enforced in all respects, and any Trust Recoveries which Trust Preferred Obligation holders would have received pursuant to clause (b)(i) of this Article 5.8 shall be paid directly to the Servicer of the Prepetition Note Claims for distribution to holders of the Prepetition Note Claims pursuant to Article 5.4 of this Plan.

     5.9 Class 9 (Intercompany Claims). On the Effective Date, at the option of the Debtors or the Reorganized Debtors in connection with the Restructuring Transactions contemplated by the Plan, the Intercompany Claims of any Debtor against any other Debtor, including, but not limited to, any Intercompany Claims arising as a result of rejection of an Intercompany Executory Contract or Intercompany Unexpired Lease, shall either be (a) Reinstated, in full or in part, or (b) cancelled and discharged, in full or in part, in which case such discharged and satisfied portion shall be eliminated and the holders thereof shall not be entitled to, and shall not receive or retain, any property or interest in property on account of such portion under the Plan.

ARTICLE VI

ACCEPTANCE OR REJECTION OF THE PLAN;
EFFECT OF REJECTION BY ONE OR MORE
IMPAIRED CLASSES OF CLAIMS OR INTERESTS

     6.1 Impaired Classes of Claims Entitled to Vote. Except as otherwise provided in order(s) of the Bankruptcy Court pertaining to solicitation of votes on this Plan and Article 6.2 and Article 6.4 of this Plan, Claimholders in each Impaired Class are entitled to vote in their respective classes as a class to accept or reject this Plan.

     6.2 Classes Deemed to Accept the Plan. Classes 1 and 2 are Unimpaired by this Plan. Pursuant to section 1126(f) of the Bankruptcy Code, such Classes are conclusively presumed to have accepted this Plan, and the votes of Claimholders in such Classes therefore will not be solicited. Because all Debtors are proponents of this Plan, Class 9 Intercompany Claims and Class 11 Interests in Affiliate Debtors are deemed to have accepted this Plan. The votes of holders of such Claims and Interests therefore will not be solicited.

     6.3 Acceptance by Impaired Classes. Classes 3, 4, 5, 6, 7, and 8 are Impaired under this Plan. Pursuant to section 1126(c) of the Bankruptcy Code, and except as provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims has accepted the Plan if the Plan is accepted by the holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims of such Class that have timely and properly voted to accept or reject the Plan.

     6.4 Classes Deemed to Reject the Plan. Holders of Claims and Interests in Classes 10 and 11 are not entitled to receive any distribution under the Plan on account of their Claims and Interests unless Classes 3, 4, 5, 6, 7, and 8 vote to accept the Plan. Holders of Interests in Class 12 are not entitled to receive any distribution under the Plan under any circumstance on account of their Interests. Since none of the holders of Claims and Interests in Class 10, Class 11, or Class 12 are unconditionally entitled to receive a distribution under the Plan, pursuant to Section 1126(g) of the Bankruptcy Code, each of such Classes is conclusively presumed to have rejected the Plan, and the votes of Claimholders and Interestholders in such Classes therefore will not be solicited.

     6.5 Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code. Class 10, Class 11, and Class 12 are deemed to reject the Plan, ~~therefore~~. Therefore, the Debtors will request confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code.

ARTICLE VII

MEANS FOR IMPLEMENTATION OF THE PLAN

     7.1 Continued Corporate Existence.

                                                   (a) The Debtors. Subject to the Restructuring Transactions contemplated by this Plan, each of the Debtors will continue to exist after the Effective Date as a separate corporate entity, with all the powers of a corporation under applicable law in the jurisdiction in which each applicable Debtor is incorporated or otherwise formed and pursuant to its certificate of incorporation and bylaws or other organizational documents in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws or other organizational documents are amended by this Plan, without prejudice to any right to terminate such existence (whether by merger or otherwise) under applicable law after the Effective Date.

                                                   (b) New Holding Company and New Operating Company. Subject to the Restructuring Transactions contemplated by this Plan, on, or as soon as reasonably practicable after, the Effective Date, all appropriate actions shall be taken consistent with this Plan to (i) form New Holding Company and New Operating Company pursuant to their respective Articles of Incorporation and By-Laws, (ii) contribute or transfer all of the assets of the Debtors, other than the ~~Qualifying Real Estate and the~~ Trust Assets, to New Operating Company and/or such other Reorganized Debtors or Affiliates as contemplated by the Restructuring Transactions and as is necessary to effect the Exit Financing Facility, and (iii) issue all of the New Operating Company Common Stock to New Holding Company. The ~~Qualifying Real Estate shall be treated as specified in Article 12.1 of this Plan, and the~~ Trust Assets shall be transferred to the Kmart Creditor Trust as specified in Article 11.2 of this Plan. ~~As of the Effective Date, the Reorganized Debtors shall be obligated to provide funds, as needed, to the Estates of those Debtors that hold Qualifying Real Estate in an aggregate amount sufficient to pay Administrative and Cure Claims of such Estates, including obligations contemplated by section 365 of the Bankruptcy Code, until such time as the Qualifying Real Estate has been assumed, rejected or otherwise disposed of pursuant to Article 12.1 of this Plan and such Estates have been fully administered.~~

                                                   (c) Non-Debtors. There are certain Affiliates of the Debtors that are not Debtors in these Chapter 11 Cases. The continued existence, operation and ownership of such non-Debtor Affiliates is a material component of the Debtors’ businesses, and, as set forth in Article 12.1 of this Plan, all of the Debtors’ equity interests and other property interests in such non-Debtor Affiliates shall revest in the applicable Reorganized Debtor or its successor on the Effective Date.

     7.2 Substantive Consolidation. This Plan provides for the substantive consolidation of the Estates, but only for purposes of effectuating the settlements contemplated by, and making distributions to holders of Claims under, this Plan, and not for voting purposes. For such limited purposes, on the Effective Date, (a) all guaranties of any Debtor of the payment, performance, or collection of another Debtor with respect to any Class of Claims or Interests shall be deemed eliminated and cancelled; (b) any obligation of any Debtor and all guaranties with respect to any Class of Claims or Interests executed by one or more of the other Debtors and any joint or several liability of any of the Debtors shall be treated as a single obligation, and any obligation of two or more Debtors, and all multiple Impaired Claims against Debtors on account of such joint obligations, shall be treated and Allowed only as a single Claim against the consolidated Debtors; and (c) each Claim filed in the Chapter 11 Cases of any Debtor shall be deemed filed against the consolidated Debtors and shall be deemed a Claim against and an obligation of the consolidated Debtors. Except as set forth in this Article, such substantive consolidation will not (other than for purposes related to this Plan) (a) affect the legal and corporate structures of the Debtors or Reorganized Debtors, subject to the right of the Debtors or Reorganized Debtors to effect the Restructuring Transactions contemplated by this Plan, (b) cause any Debtor to be liable for any Claim or Interest under this Plan for which it otherwise is not liable, and the liability of any Debtor for any such Claim or Interest will not be affected by such substantive consolidation, (c) except as otherwise stated in this Plan, affect Intercompany Claims of Debtors against Debtors, and (d) affect Interests in the Affiliate Debtors except as otherwise may be required in connection with the Restructuring Transactions contemplated by this Plan; provided, however, that with respect to any holder of a Claim in Class that rejects the Plan of such Affiliate Debtor (“Rejecting Class Affected Claims”) (a) who has not consented to the treatment of Trade Vendor/Lease Rejection Claims under such Class of the Plan, as evidenced either by an objection to the substantive consolidation provisions of the Plan or a timely vote to reject the Plan, and (b) whose Rejecting Class Affected Claim has also been asserted against more than one Debtor (“Affiliate Debtor Affected Claims” and, together with Rejecting Class Affected Claims, “Affected Claims”), such holder shall receive on account of, and in full satisfaction, settlement, release, and discharge of, and in exchange for, all Affected Claims, an amount (whether higher or lower than the distribution that would have been afforded by the Plan under substantive consolidation) that the Bankruptcy Court determines such holder would have been entitled to receive under the Plan on account of all such Affiliated Claims had substantive consolidation not occurred; provided further, that such distribution shall be in the form of (i) Existing Common Stock in an amount not to exceed the amount of Existing Common Stock that would have been issued to such holder if substantive consolidation had been implemented and effected with respect to such Affiliated Claims (the “Original Plan Distribution Amount”) and (ii) to the extent, if any, that the Affected Claims would have been entitled to a distribution greater than the Original Plan Distribution Amount absent substantive consolidation, an amount of Cash equal to the amount that the Bankruptcy Court determines such holder would have been entitled to receive under the Plan on account of all such Affected Claims had substantive consolidation not occurred, after taking into account the distributions referred to in subparagraph (i) above. Notwithstanding anything herein to the contrary, the Debtors may elect in their sole and absolute discretion, at any time through and until the Effective Date, to substantively consolidate the Estates for additional purposes, including for voting purposes; provided, however, that such further substantive consolidation does not alter the treatment of the Prepetition Lenders, holders of Prepetition Note Claims, or holders of Trade Vendor/Lease Rejection Claims called for by this Plan as filed on February 25, 2003, and; provided, further, that nothing herein shall impair the Plan Investors’ rights under the Investment Agreement. Should the Debtors make such election, the Debtors will not, nor will they be required to, resolicit votes with respect to this Plan. Substantive consolidation shall not alter the distributions set forth herein. In the event that the Debtors do elect to substantively consolidate the Estates, the Disclosure Statement and this Plan shall be deemed to be a motion requesting that the Bankruptcy Court approve such substantive consolidation.

     7.3 Restructuring Transactions. On or prior to the Effective Date, the Debtors and Reorganized Debtors shall take such actions as may be necessary or appropriate to effect the relevant Restructuring Transactions, including, but not limited to, all of the transactions described in this Plan. Such actions may also include: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation or reorganization containing terms that are consistent with the terms of this Plan and that satisfy the requirements of applicable law; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any property, right, liability, duty or obligation on terms consistent with the terms of this Plan; (c) the filing of appropriate certificates of incorporation, merger or consolidation with the appropriate governmental authorities under applicable law; and (d) all other actions that such Debtors and Reorganized Debtors determine are necessary or appropriate, including the making of filings or recordings in connection with the relevant Restructuring Transaction. The form of each Restructuring Transaction shall be determined by the boards of directors of a Debtor or Reorganized Debtor party to any Restructuring Transaction. In the event a Restructuring Transaction is a merger transaction, upon the consummation of such Restructuring Transaction, each party to such merger shall cease to exist as a separate corporate entity and thereafter the surviving Reorganized Debtor shall assume and perform the obligations of each Reorganized Debtor under this Plan. In the event a Reorganized Debtor is liquidated, the Reorganized Debtors (or the Reorganized Debtor which owned the stock of such liquidating Debtor prior to such liquidation) shall assume and perform such obligations. Implementation of the Restructuring Transactions shall not affect the distributions under the Plan.

     7.4 Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of New Holding Company and each of the other Reorganized Debtors shall be adopted amended as may be required in order that they are consistent with the provisions of this Plan and the Bankruptcy Code. The Articles of Incorporation of New Holding Company shall, among other things: (a) authorize five-hundred million (500,000,000) shares of New Holding Company Common Stock, $0.01 par value per share; (b) authorize twenty million (20,000,000) shares of New Holding Company Preferred Stock for future issuance upon terms to be designated from time to time by the board of directors of New Holding Company; and (c) provide, pursuant to section 1123(a)(6) of the Bankruptcy Code, for (i) a provision prohibiting the issuance of non-voting equity securities for a period of two (2) years from the Effective Date and, if applicable, (ii) a provision setting forth an appropriate distribution of voting power among classes of equity securities possessing voting power, including, in the case of any class of equity securities having a preference over another class of equity securities with respect to dividends, adequate provisions for the election of directors representing such preferred class in the event of default in the payment of such dividends. The Articles of Incorporation (or Certificate of Incorporation or other similar documents, as the case may be) and By-Laws of New Holding Company, New Operating Company, and the other Reorganized Debtors are attached hereto as Exhibit A, Exhibit B, and Exhibit C. Any modification to the such articles or certificates of incorporation as originally filed may be filed after the Confirmation Date and may become effective on or prior to the Effective Date. Notwithstanding anything to the contrary in this Article 7.4, the form and content of all Articles of Incorporation and By-Laws shall be reasonably acceptable to the Creditors’ Committees.

     7.5 Directors and Officers of New Holding Company.

                                                  (a) Officers. The existing senior officers of the Debtors in office on the Effective Date shall serve in their current capacities after the Effective Date, subject to their employment contracts as assumed by this Plan and subject to the authority of the board of directors of the Reorganized Debtors.

                                                  (b) Directors of New Holding Company. On the Effective Date, the term of the current members of the board of directors of Kmart will expire ~~upon the designation by such board, and the approval by the Bankruptcy Court, of the Responsible Officer~~. The initial board of directors of New Holding Company, whose term will commence upon the Effective Date, shall consist of nine (9) members. One (1) member of senior management of the Reorganized Debtors will serve on the initial

     7.9 Reinstatement of Interests of Affiliate Debtors. Subject to the Restructuring Transactions, Interests in the Affiliate Debtors (other than the Trust Preferred Securities with respect to Kmart Financing) shall be Reinstated in exchange for New Holding Company’s agreement to cause the distribution of New Holding Company Common Stock and other consideration provided for under this Plan to holders of Allowed Claims in accordance with the terms of this Plan.

     7.10 Cancellation of Existing Securities and Agreements. On the Effective Date, except as otherwise specifically provided for herein or as otherwise required in connection with any Cure, (a) the Existing Securities and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors, except such notes or other instruments evidencing indebtedness or obligations of the Debtors that are Reinstated under this Plan, will be cancelled, and (b) the obligations of, Claims against, and/or Interests in the Debtors under, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the Existing Securities and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors, except such notes or other instruments evidencing indebtedness or obligations of the Debtors that are Reinstated under this Plan, as the case may be, will be released and discharged; provided, however, that any agreement that governs the rights of the Claimholder and that is administered by an indenture trustee, an agent, or a servicer (each hereinafter referred to as a “Servicer”) will continue in effect solely for purposes of (i) allowing such Servicer to make the distributions to be made on account of such Claims under this Plan as provided in Article IX of this Plan and (ii) permitting such Servicer to maintain any rights or liens it may have for fees, costs, and expenses under such Indenture or other agreement; provided, further, that the preceding proviso will not affect the discharge of Claims against or Interests in the Debtors under the Bankruptcy Code, the Confirmation Order, or this Plan, or result in any expense or liability to the Reorganized Debtors. The Reorganized Debtors will not have any obligations to any Servicer (or to any Disbursing Agent replacing such Servicer) for any fees, costs, or expenses except as expressly provided in Article 9.5 hereof; provided, however, that nothing herein will preclude any Servicer (or any Disbursing Agent replacing such Servicer) from being paid or reimbursed for prepetition or postpetition fees, costs, and expenses from the distributions being made by such Servicer (or any Disbursing Agent replacing such Servicer) pursuant to such agreement in accordance with the provisions set forth therein, all without application to or approval by the Bankruptcy Court.

     7.11 Plan Investor Contribution. Pursuant to the terms and conditions of the Investment Agreement, the Plan Investors shall pay to the Debtors Cash in an amount equal to (i) Cash that the Plan Investors are entitled to receive under the Plan on account of their Prepetition Lender Claims as contemplated by, and subject to the terms and conditions of, the Investment Agreement plus (ii) no less than $140 million (to be utilized exclusively by the Reorganized Debtors to make distributions to Allowed Prepetition Lender Claimholders pursuant to Article 5.3 of the Plan), in exchange for which the Plan Investors shall receive the Total Investor Shares and, in certain circumstances, a convertible note as provided in the Investment Agreement. The rights of ESL Investments, Inc. to transfer its holdings of New Holding Company Common Stock shall be restricted pursuant to the terms and conditions of the Investment Agreement.

     7.12 Post-Effective Date Financing. On the Effective Date, the Reorganized Debtors shall enter into the Exit Financing Facility in order to obtain the funds necessary to repay the DIP Facility Claims, make other payments required to be made on the Effective Date, and conduct their post-reorganization operations. The Reorganized Debtors may enter into all documents necessary and appropriate in connection with the Exit Financing Facility. The commitment letter with respect to such Facility, and principal documents with respect thereto, shall be filed by the Debtors with the Bankruptcy Court no later than the Exhibit Filing Date and will be deemed attached hereto as Exhibit D-1 and

Exhibit D-2. In the Confirmation Order, the Bankruptcy Court shall approve the terms of the Exit Financing Facility in substantially the form filed with the Bankruptcy Court (and with such changes as to which the applicable Debtors and respective agents and lenders parties thereto may agree) and authorize the applicable Reorganized Debtors to execute the same together with such other documents as the applicable Reorganized Debtors and the applicable lenders may reasonably require in order to effectuate the treatment afforded to such parties under the Exit Financing Facility.

     7.13 Trade Vendors’ Lien Program. On the Effective Date, the Reorganized Debtors shall grant to certain vendors who provide retail merchandise to the Reorganized Debtors on credit after the Effective Date, or who have provided merchandise to the Debtors after the Petition Date and before the Effective Date on credit which is not paid for as of the Effective Date, a Trade Vendors’ Lien pursuant to the terms attached hereto as Exhibit J-2 (such terms are generally described in Exhibit J-1). Each person or entity issuing securities under the Plan, any entity acquiring property under the Plan, and any creditor and/or equity security holder of the Debtors or Reorganized Debtors, shall be deemed to contractually subordinate any present or future claim, right, or other interest it may have in and to any proceeds received from the disposition, release, or liquidation of any ~~real properties subject to the Trade Vendors’ Lien, to the claims of~~ of the Debtors’ leased stores that are open and operating stores as of the Effective Date (the “Open Store Leases”), to the parties secured by the Trade Vendors’ Lien; provided, however, that in no case shall the lenders under the Exit Financing Facility be deemed subordinated in this regard; and provided, further, that so long as the Trade Vendors’ Lien has not been terminated or has not expired, (i) neither the Debtors nor the Reorganized Debtors may encumber, sell, lease, transfer or otherwise dispose of or take other action to impair the subordination granted hereby with respect to more than 20% in fair market value of the ~~leases subject to this Article 7.13~~ Open Store Leases, unless the proceeds of any such transactions in excess of such 20% threshold are held in an escrow account for the ratable benefit of the parties with an interest or claim with respect to such proceeds pursuant to the terms of the Collateral Trust Agreement attached hereto as Exhibit J-2, and (ii) any loan or investment by the Plan Investors will be subject to the subordination set forth in this provision (except with respect to any loan or investment to the extent that the amount of such loan or investment plus the amount of all other investments made by the Plan Investors pursuant to the Investment Agreement exceeds $280 million (giving credit for and including in the calculation all investments and loans made by the Plan Investors or loans or investments made by third parties and guaranteed by the Plan Investors, but excluding the value of any Class 3, Class 4 and Class 5 claims which the Plan Investors may hold)). Such contractual subordination shall terminate upon termination or expiration of the Trade Vendors’ Lien.

     7.14 Preservation of Causes of Action. In accordance with section 1123(b)(3) of the Bankruptcy Code and except as otherwise provided in this Plan with respect to the Kmart Creditor Trust, the Reorganized Debtors will retain and may (but are not required to) enforce all Retained Actions, except that the Debtors shall and do hereby waive all Avoidance Claims as of the Effective Date (other than Avoidance Actions under Section 549 of the Bankruptcy Code with respect to the matters subject to that certain case captioned Capital Factors, Inc. v. Kmart Corporation, Case No. 02 C 1264 (N.D. Ill. 2002)); provided, however, that such waiver does not include Avoidance Claims against Persons who are parties to Causes of Action involving the Debtors and ~~is~~ are pending on the Effective Date, nor does it include Causes of Action against any Persons who may be the subject, at any time, of Trust Claims. The Debtors or the Reorganized Debtors, in their sole and absolute discretion, will determine whether to bring, settle, release, compromise, or enforce such Retained Actions (or decline to do any of the foregoing), and will not be required to seek further approval of the Bankruptcy Court for such action. The Reorganized Debtors or any successors may pursue such litigation claims in accordance with the best interests of the Reorganized Debtors or any successors holding such rights of action.

     7.15 Exclusivity Period. The Debtors will retain the exclusive right to amend or modify this Plan, and to solicit acceptances of any amendments to or modifications of this Plan, through and until the Effective Date.

     7.16 Corporate Action. Each of the matters provided for under this Plan involving the corporate structure of any Debtor or Reorganized Debtor or corporate action to be taken by or required of any Debtor or Reorganized Debtor shall, as of the Effective Date, be deemed to have occurred and be effective as provided herein, and shall be authorized, approved and, to the extent taken prior to the Effective Date, ratified in all respects without any requirement of further action by stockholders, creditors, or directors of any of the Debtors or the Reorganized Debtors, provided, however, that nothing herein shall impair the Debtors’ or Plan Investors’ rights under the Investment Agreement.

     7.17 Effectuating Documents; Further Transactions. Each of the Chief Executive Officer and President, Chief Financial Officer, Chief Restructuring Officer, and General Counsel of the Debtors, or their respective designees, will be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan or to otherwise comply with applicable law. The secretary or assistant secretary of the Debtors will be authorized to certify or attest to any of the foregoing actions.

     7.18 Exemption From Certain Transfer Taxes and Recording Fees. Pursuant to section 1146(c) of the Bankruptcy Code, any transfers from a Debtor to a Reorganized Debtor or to any other Person or entity pursuant to this Plan, or any agreement regarding the transfer of title to or ownership of any of the Debtors’ real or personal property will not be subject to any document recording tax, stamp tax, ~~conveyance fee, intangibles or similar tax, mortgage tax, stamp act,~~ real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording ~~fee~~ tax, or other similar tax or governmental assessment, and the Confirmation Order will direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

ARTICLE VIII

UNEXPIRED LEASES AND EXECUTORY CONTRACTS

     8.1 Assumed and Rejected Contracts and Leases.

                                                   (a) Intercompany Executory Contracts and Unexpired Leases. Except as otherwise provided in this Article 8.1(a), each Intercompany Executory Contract and Intercompany Unexpired Lease to which the Debtors are a party shall be deemed automatically assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date, unless such Intercompany Executory Contract or Intercompany Unexpired Lease (i) shall have been previously rejected by the Debtors by order of the Bankruptcy Court, (ii) is the subject of a motion to reject pending on or before the Effective Date, (iii) is listed on the schedule of rejected Intercompany Executory Contracts and Intercompany Unexpired Leases annexed hereto as Exhibit L-1, or (iv) is otherwise rejected pursuant to the terms of the Plan. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. Any claim held by any Debtor on account of any Intercompany Executory Contract or Intercompany Unexpired Lease that is assumed pursuant to this

Article 8.1(a) shall either be (a) Reinstated, in full or in part, or (b) discharged and satisfied, in full or in part. At the option of the Debtors or the Reorganized Debtors, each Intercompany Executory Contract and Intercompany Unexpired Lease assumed pursuant to this Article 8.l(a) shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of this Plan or any order of the Bankruptcy Court authorizing or providing for its assumption or applicable federal law. The Debtors reserve the right to file a motion on or before the Confirmation Date to assume or reject any Intercompany Executory Contract or Intercompany Unexpired Lease.

                                                  (b) Employee-Related Agreements. Subject to Article 7.7 of this Plan, each Employee-Related Agreement as to which any of the Debtors is a party shall be deemed automatically rejected in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date, unless such Employee-Related Agreement (i) shall have been previously assumed by the Debtors by order of the Bankruptcy Court, (ii) is the subject of a motion to assume pending on or before the Effective Date, (iii) is listed on the schedule of assumed Employee-Related Agreements annexed hereto as Exhibit L-2, or (iv) is otherwise assumed pursuant to the terms of this Plan. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the rejections and assumptions contemplated hereby pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. Notwithstanding the foregoing, all collective bargaining agreements, as modified and/or amended from time to time, shall be deemed automatically assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. The assumption of the collective bargaining agreements and the cure of all amounts owed under such agreements in the ordinary course by the Reorganized Debtors shall be in full satisfaction of all Claims and Interests arising under all previous collective bargaining agreements between the parties thereto or their predecessors-in-interest. Upon assumption, all proofs of claim filed by the Debtors’ unions will be deemed withdrawn, without prejudice to their pursuit in the ordinary course by the unions and/or individuals and payment or satisfaction in the ordinary course by the Reorganized Debtors of obligations under the assumed collective bargaining agreements. Each Employee-Related Agreement assumed pursuant to this Article 8.l(b) shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of this Plan, or any order of the Bankruptcy Court authorizing or providing for its assumption or applicable federal law. The Debtors reserve the right to file a motion on or before the Confirmation Date to assume or reject any Employee-Related Agreement.

                                                  (c) Other Executory Contracts or Unexpired Leases. Except as otherwise provided in this Article 8.1(c), each Other Executory Contract or Unexpired Lease as to which any of the Debtors is a party (including, but not limited to, (x) guaranties, including any guaranties by any of the Debtors with respect to real estate leases of former subsidiaries and businesses of any of such Debtors, (y) any obligations under leases assigned by the Debtors prior to the Petition Date (or agreements guarantying the payment of rent or performance thereunder), and (z) those certain Lease Guaranty, Indemnification and Reimbursement Agreements dated as of November 23, 1994, November 9, 1994, and May 24, 1995) shall be deemed automatically rejected in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date, unless such Other Executory Contract or Unexpired Lease (i) shall have been previously assumed by the Debtors by order of the Bankruptcy Court, (ii) is the subject of a motion to assume pending on or before the Effective Date, (iii) is listed on the schedule of assumed Other Executory Contracts or Unexpired Leases annexed hereto as Exhibit L-3, or (iv) is otherwise assumed pursuant to the terms of this Plan. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the rejections and assumptions contemplated hereby pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. Each Other Executory Contract or Unexpired Lease assumed pursuant to this Article

8.l(c) shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of this Plan, or any order of the Bankruptcy Court authorizing or providing for its assumption or applicable federal law. The Debtors reserve the right to file a motion on or before the Confirmation Date to assume or reject any Other Executory Contract or Unexpired Lease, including any Other Executory Contract or Unexpired Lease on Exhibit L-3. Unexpired leases to be assumed under this Article 8.1(c) shall be assumed by the particular Debtor that was obligated on such lease as of the Petition Date, without prejudice to the rights of such Debtor thereafter to assign such lease in accordance with applicable law. Notwithstanding anything in this Plan to the contrary, unexpired leases to be assumed under the Plan, ~~other than Qualifying Real Estate,~~ shall be identified on Exhibit L-3 by the Confirmation Date, provided that the assumption of such unexpired leases shall be effective as of the Effective Date. In the event the Effective Date does not occur, the Court shall retain jurisdiction with respect to any request to extend the deadline for assuming such unexpired leases pursuant to section 365(d)(4) of the Bankruptcy Code.

                                                     (d) Real Property Agreements. Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property shall include (a) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to a Final Order of the Bankruptcy Court or is otherwise rejected as a part of this Plan.

                                                     (e) Exhibits Not Admissions. Neither the exclusion nor the inclusion by the Debtors of a contract or lease on Exhibit L-1, Exhibit L-2, or Exhibit L-3 nor anything contained in this Plan shall constitute an admission by the Debtors that such lease or contract is an unexpired lease or executory contract or that any Debtor, or its respective Affiliates, has any liability thereunder

     8.2 Payments Related to Assumption of Executory Contracts and Unexpired Leases. The provisions (if any) of each Intercompany Executory Contract, Intercompany Unexpired Lease, Employee-Related Agreement, or Other Executory Contract or Unexpired Lease to be assumed under this Plan which are or may be in default shall be satisfied solely by Cure. Any Person claiming that a monetary cure amount is due in connection with the assumption of any executory contract or unexpired lease as contemplated by section 365(b) of the Bankruptcy Code must file a monetary cure claim with the Bankruptcy Court asserting all alleged amounts accrued through the Effective Date, if any (the ~~“Cure Claim”)~~ “Cure Claim”), no later than forty-five (45) days after the Effective Date ~~or, in the case of Qualifying Real Estate, no later than the objection deadline associated with the motion seeking to, among other matters, assume such Qualifying Real Estate (the “Cure~~ (the “Cure Claim Submission ~~Deadline”)~~ Deadline”). Any party failing to submit a Cure Claim by the Cure Claim Submission Deadline shall be forever barred from asserting, collecting, or seeking to collect any amounts relating thereto against the Debtors or Reorganized Debtors. In the case of a Cure Claim related to an unexpired lease of non-residential real property, such Cure Claim must include a breakdown by store by category of all amounts claimed, including, but not limited to, amounts for real estate taxes, common area maintenance, and rent. The Debtors shall have thirty (30) days from the Cure Claim Submission Deadline or the date a Cure Claim is actually filed, whichever is later, to file an objection to the Cure Claim. Any disputed Cure Claims shall be resolved either consensually by the parties or by the Bankruptcy Court. Disputed Cure Claims shall be set for status at subsequent hearings following the Cure Claim Submission Deadline with separate evidentiary hearings to be set by the Bankruptcy Court as needed. If the Debtors do not dispute a Cure Claim, then the Debtors shall pay the Cure Claim, if any, to the claimant within twenty (20) days of the ~~Cure Claim Submission~~ objection Deadline. Disputed Cure Claims that are resolved by agreement or Final Order shall be paid by the Debtors within twenty (20) days of such agreement or Final Order. The provisions (if any) of each Intercompany Executory Contract and Intercompany Unexpired Lease to be assumed under the Plan which are or may be in default shall be satisfied in a manner to be agreed to by the relevant Debtors and/or non-Debtor Affiliates.

     8.3 Rejection Damages Bar Date. If the rejection by the Debtors (pursuant to this Plan or otherwise) of an Intercompany Executory Contract, Intercompany Unexpired Lease, Employee-Related Agreement, or Other Executory Contract or Unexpired Lease results in a Claim, then such Claim shall be forever barred and shall not be enforceable against the Debtors, the Reorganized Debtors, the Plan Investors, or such entities’ properties unless a proof of claim is filed with the Claims Agent and the Post-Effective Date Committee and served upon counsel to the Debtors, the Plan Investors, and the Creditors’ Committees within thirty (30) days after service of the later of (a) notice of the Confirmation Order or (b) other notice that the executory contract or unexpired lease has been rejected.

ARTICLE IX

PROVISIONS GOVERNING DISTRIBUTIONS

     9.1 Time of Distributions. Except as otherwise provided for herein or ordered by the Bankruptcy Court, distributions under this Plan shall be made on a Periodic Distribution Date.

     9.2 No Interest on Claims or Interests. Unless otherwise specifically provided for in this Plan or as otherwise required by Section 506(b) of the Bankruptcy Code, Confirmation Order, or the DIP Credit Agreement or a postpetition agreement in writing between the Debtors and a Claimholder or Interestholder, postpetition interest shall not accrue or be paid on Claims or Interests, and no Claimholder or Interestholder shall be entitled to interest accruing on or after the Petition Date on any Claim, right, or Interest. Additionally, and without limiting the foregoing, unless otherwise specifically provided for in this Plan or as otherwise required by Section 506(b) of the Bankruptcy Code, interest shall not accrue or be paid on any Disputed Claim or Disputed Interest in respect of the period from the Effective Date to the date a final distribution is made when and if such Disputed Claim or Disputed Interest becomes an Allowed Claim or Allowed Interest. Notwithstanding the foregoing, nothing in this Artilce 9.2 shall limit or impair any Claimholder’s rights to seek allowance of such interest as a part of an Allowed Claim to the extent provided in Section 506(b) of the Bankruptcy Code.

     9.3 Disbursing Agent. The Disbursing Agent shall make all distributions required under this Plan except with respect to ~~a~~ Prepetition Lender Claims and any holder of a Claim whose distribution is governed by an agreement and is administered by a Servicer, which distributions shall be deposited with the Prepetition Agent or appropriate Servicer, as applicable, who shall deliver such distributions to the holders of Claims in accordance with the provisions of this Plan and the terms of the governing agreement; provided, however, that if any such Servicer is unable to make such distributions, the Disbursing Agent, with the cooperation of such Servicer, shall make such distributions.

     9.4 Surrender of Securities or Instruments . On or before the Distribution Date, or as soon as practicable thereafter, each holder of an instrument evidencing a Claim (a “Certificate”), shall surrender such Certificate to the Disbursing Agent, or, with respect to indebtedness that is governed by an agreement and administered by a Servicer, the respective Servicer, and such Certificate shall be cancelled solely with respect to the Debtors and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-a-vis one another to such instruments; provided, however, that this

Article 9.4 shall not apply to any Claims Reinstated pursuant to the terms of this Plan. No distribution of property hereunder shall be made to or on behalf of any such holder unless and until such Certificate is received by the Disbursing Agent or the respective Servicer or the unavailability of such Certificate is reasonably established to the satisfaction of the Disbursing Agent or the respective Servicer. Any holder who fails to surrender or cause to be surrendered such Certificate, or fails to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Disbursing Agent or the respective Servicer prior to the second anniversary of the Effective Date, shall be deemed to have forfeited all rights and Claims in respect of such Certificate and shall not participate in any distribution hereunder, and all property in respect of such forfeited distribution, including any dividends or interest attributable thereto, shall revert to the Reorganized Debtors notwithstanding any federal or state escheat laws to the contrary.

     9.5 Services of Indenture Trustees, Agents and Servicers. The services, with respect to implementation of the distributions contemplated by this Plan, of Servicers under the relevant agreements that govern the rights of Claimholders and Interestholders shall be as set forth elsewhere in this Plan, and the Reorganized Debtors shall reimburse any Servicer for reasonable and necessary services performed by it (including reasonable attorneys’ fees) as contemplated by, and in accordance with, this Plan, without the need for the filing of an application with, or approval by, the Bankruptcy Court.

     9.6 Claims Administration Responsibility.

                                                  (a) Reorganized Debtors. The Reorganized Debtors will retain responsibility for administering, disputing, objecting to, compromising, or otherwise resolving and making distributions (if any) with respect to all Claims against and Interests in the Debtors.

                                                  (b) Filing of Objections. Unless otherwise extended by the Bankruptcy Court, any objections to Claims or Interests shall be served and filed on or before the Claims/Interests Objection Deadline. Notwithstanding any authority to the contrary, an objection to a Claim or Interest shall be deemed properly served on the Claimholder or Interestholder if the Debtors or the Reorganized Debtors effect service in any of the following manners: (i) in accordance with Federal Rule of Civil

Interestholder or their successors with respect to such property shall be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary.

     9.8 Procedures for Treating and Resolving Disputed and Contingent Claims.

                                                  (a) No Distributions Pending Allowance. No payments or distributions will be made with respect to all or any portion of a Disputed Claim or Disputed Interest unless and until all objections to such Disputed Claim or Disputed Interest have been settled or withdrawn or have been determined by a Final Order, and the Disputed Claim or Disputed Interest has become an Allowed Claim or Allowed Interest. All objections to Claims or Interests must be filed on or before the Claims/Interests Objection Deadline.

                                                  (b) Distribution Reserve. The Disbursing Agent will create a separate Distribution Reserve from the property to be distributed in the Chapter 11 Cases after consultation with the Post-Effective Date Committee, the amount of which shall be adjusted from time to time after consultation with the Post-Effective Date Committee. The amount of New Holding Company Common Stock withheld as a part of the Distribution Reserve shall be equal to the number of shares the Reorganized Debtors reasonably determine is necessary to satisfy the distributions required to be made to Claimholders in the Chapter 11 Cases, when the allowance or disallowance of each Disputed Claim or other contingent claim is ultimately determined. The Disbursing Agent, the Debtors, or the Reorganized Debtors may request estimation for any Disputed Claim that is contingent or unliquidated (but is not required to do so). The Disbursing Agent also shall place in the Distribution Reserve any dividends, payments, or other distributions made on account of, as well as any obligations arising from, the property initially withheld in the Distribution Reserve, to the extent that such property continues to be withheld in the Distribution Reserve at the time such distributions are made or such obligations arise. The Claimholder or Interestholder shall not be entitled to receive or recover any amount in excess of the amount provided in the Distribution Reserve to pay such Claim or Interest. Nothing in this Plan or Disclosure Statement will be deemed to entitle the Claimholder or Interestholder of a Disputed Claim or Disputed Interest to postpetition interest on such Claim or Interest.

                                                  (c) Distributions After Allowance. Payments and distributions from the Distribution Reserve to each respective Claimholder or Interestholder on account of a Disputed Claim or Disputed Interest, to the extent that it ultimately becomes an Allowed Claim or Allowed Interest, will be made in accordance with provisions of this Plan that govern distributions to such Claimholder or Interestholder. On the first Periodic Distribution Date following the date when a Disputed Claim or Disputed Interest becomes undisputed, noncontingent and liquidated, the Disbursing Agent will distribute to the Claimholder or Interestholder any Cash, New Holding Company Common Stock, or other property, from the Distribution Reserve that would have been distributed on the dates distributions were previously made to Claimholders and Interestholders had such Allowed Claim or Allowed Interest been an Allowed Claim or Allowed Interest on such dates. After a Final Order has been entered, or other final resolution has been reached with respect to all Disputed Claims or Interests, any remaining Cash, New Holding Company Common Stock, or other Property in the Distribution Reserve will be distributed Pro Rata to Claimholders and Interestholders in accordance with the other provisions of this Plan. Subject to Article 9.2 hereof, all distributions made under this Article of this Plan on account of an Allowed Claim or Allowed Interest will be made together with any dividends, payments, or other distributions made on account of, as well as any obligations arising from, the distributed property as if such Allowed Claim or Allowed Interest had been an Allowed Claim or Allowed Interest on the dates distributions were previously made to Allowed Claimholders and Allowed Interestholders included in the applicable class. The Disbursing Agent shall be deemed to have voted any New Holding Company Common Stock held in the Distribution Reserve in the same proportion as shares previously disbursed by the Disbursing Agent.

The Servicers shall be deemed to have voted any New Holding Company Common Stock held by such ~~Servicer~~ Servicers in the same proportion as shares previously disbursed by such Servicers.

                                                   (d) De Minimis Distributions. Neither the Disbursing Agent nor any Servicer shall have any obligation to make a distribution on account of an Allowed Claim or Allowed Interest from any Distribution Reserve or otherwise if (i) the aggregate amount of all distributions authorized to be made from such Distribution Reserve or otherwise on the Periodic Distribution Date in question is or has a value less than $250,000, or (ii) if the amount to be distributed to the specific holder of the Allowed Claim or Allowed Interest on the particular Periodic Distribution Date does not constitute a final distribution to such holder and is or has a value less than $50.00, provided that this Article 9.8(d) shall not apply to distributions to be made pursuant to Article 5.10 and Article 5.11.

     9.9 Fractional Securities; Fractional Dollars . Any other provision of this Plan notwithstanding, payments of fractions of shares of New Holding Company Common Stock will not be made and shall be deemed to be zero. Any other provision of this Plan notwithstanding, neither the Reorganized Debtors nor the Disbursing Agent or Servicer shall be required to make distributions or payments of fractions of dollars. Whenever any payment of a fraction of a dollar under this Plan would otherwise be called for, the actual payment shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars or less being rounded down.

ARTICLE X

ALLOWANCE AND PAYMENT OF CERTAIN ADMINISTRATIVE CLAIMS

     10.1 DIP Facility Claim/Plan Investor Claim. On the Effective Date, the DIP Facility Claim and Plan Investor Claim shall be allowed in an amount to be agreed upon by the Debtors and, as applicable, the DIP Lender~~s~~, and the Plan Investors, or as ordered by the Bankruptcy Court with notice to the Creditors’ Committees, not less than five (5) Business Days prior to the Effective Date, and all obligations (other than contingent indemnity obligations) of the Debtors under the DIP Facility and with respect to the Plan Investor Claim shall be paid in full in Cash on the Effective Date; provided, however, that with respect to letters of credit issued under the DIP Facility, such claims may be satisfied in full by the cash collateralization of such letters of credit or by procuring back-up letters of credit. Upon compliance with the foregoing sentence, all liens and security interests granted to secure such obligations shall be deemed cancelled and shall be of no further force and effect. To the extent that the DIP Lenders or the DIP Agent have filed or recorded publicly any liens and/or security interests to secure the Debtors’ obligations under the DIP Facility, the DIP Lenders or the DIP Agent, as the case may be, shall take any commercially reasonable steps requested by the Debtors that are necessary to cancel and/or extinguish such publicly filed liens and/or security interests.

     10.2 Professional Claims.

                                                   (a) Final Fee Applications. All final requests for payment of Professional Claims, Key Ordinary Course Professional Claims, and requests for reimbursement of expenses of

     10.4 Other Administrative Claims. All other requests for payment of an Administrative Claim (other than as set forth in Article 10.1, Article 10.2 or Article 10.3 of this Plan) must be filed, in substantially the form of the Administrative Claim Request Form attached hereto as Exhibit M, with the Claims Agent and served on counsel for the Debtors and the Plan Investors no later than forty-five (45) days after the Effective Date. Any request for payment of an Administrative Claim pursuant to this Article 10.4 that is not timely filed and served shall be disallowed automatically without the need for any objection from the Debtors or the Reorganized Debtors. The Debtors or the Reorganized Debtors may settle an Administrative Claim without further Bankruptcy Court approval, subject to review by the Post-Effective Date Committee. Unless the Debtors or the Reorganized Debtors object to an Administrative Claim by the Claims/Interests Objection Deadline, such Administrative Claim shall be deemed allowed in the amount requested. In the event that the Debtors or the Reorganized Debtors object to an Administrative Claim, the Bankruptcy Court shall determine the allowed amount of such Administrative Claim. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim arising in the ordinary course of business as a result of retail merchandise or services provided by trade vendors or service providers which is paid or payable by the Debtors in the ordinary course of business.

ARTICLE XI

KMART CREDITOR TRUST

     11.1 Appointment of Trustee. The Trustee for the Kmart Creditor Trust shall be designated by the Unsecured Creditors’ Committee, subject to the approval of the Bankruptcy Court and the consent of the Debtors and the reasonable consent of the Financial Institutions’ Committee, which consent shall not be unreasonably withheld. The Trustee shall be independent of the Debtors and the Reorganized Debtors. The Unsecured Creditors’ Committee shall file a notice on a date that is not less than ten (10) days prior to the Confirmation Hearing designating the Person who it has selected as Trustee and seeking approval of such designation. The Person designated as Trustee shall file an affidavit demonstrating that such Person is disinterested as defined by section 101(14) of the Bankruptcy Code. If approved by the Bankruptcy Court, the Person so designated shall become the Trustee on the Effective Date. The Trustee shall have and perform all of the duties, responsibilities, rights and obligations set forth in the Trust Agreement.

     11.2 Transfer of Trust Assets to the Kmart Creditor Trust.

                                                   (a) On the Effective Date, the Debtors’ Estates shall transfer and shall be deemed to have irrevocably transferred to the Kmart Creditor Trust, for and on behalf of the beneficiaries of the Trust, with no reversionary interest in the Debtors or the Reorganized Debtors, the Trust Assets; provided, however, that nothing herein is intended to transfer all or any portion of any Retained Action to the Kmart Creditor Trust.

                                                   (b) Upon such transfer, the Debtors, the Debtors’ Estates, the Disbursing Agent and the Reorganized Debtors shall have no other further rights or obligations with respect thereto. Notwithstanding the foregoing, the Reorganized Debtors shall make available to the Trustee reasonable access during normal business hours, upon reasonable notice, to personnel and books and records of the Reorganized Debtors to enable the Trustee to perform the Trustee’s tasks under the Trust Agreement and this Plan, and the Debtors and the Reorganized Debtors shall, in furtherance of the Order of the Bankruptcy Court ~~dated~~ entered on September 4, 2002, permit the Trustee and the Trust Advisory Board reasonable access to ~~evidence gathered and certain work product developed during the Investigations~~ information related to the Trust Claims that is reasonably requested by the Trustee, as more specifically set forth in the Trust Agreement; provided, however, that the Reorganized Debtors will not be required to make expenditures in response to such requests determined by them to be unreasonable. The Reorganized Debtors shall not be entitled to compensation or reimbursement (including reimbursement for professional fees) with respect to fulfilling their obligations as set forth in this Article. The Bankruptcy Court retains jurisdiction to determine the reasonableness of either a request for assistance and/or a related expenditure. Any requests for assistance shall not interfere with the Reorganized Debtors’ business operations.

     11.3 The Kmart Creditor Trust.

                                                  (a) Without any further action of the directors or shareholders of the Debtors, on the Effective Date, the Trust Agreement, substantially in the form of Exhibit K to this Plan, shall become effective. The Trustee shall accept the Kmart Creditor Trust and sign the Trust Agreement on the Effective Date and the Kmart Creditor Trust will then be deemed created and effective.

                                                  (b) Interests in the Kmart Creditor Trust shall be uncertificated and shall be non-transferable except upon death of the interest holder or by operation of law. Holders of interests in the Kmart Creditor Trust shall have no voting rights with respect to such interests. The Kmart Creditor Trust shall have a term of three (3) years from the Effective Date, without prejudice to the rights of the Trust Advisory Board to extend such term conditioned upon the Kmart Creditor Trust’s not then becoming subject to the Exchange Act. The terms of the Trust may be amended by the Trustee or the Debtors to the extent necessary to ensure that the Trust will not become subject to the Exchange Act.

                                                  (c) The Trustee shall have full authority to take any steps necessary to administer the Trust Agreement, including, without limitation, the duty and obligation to liquidate Trust Assets, to administer the Other Unsecured Claim Cash Payment Amount (including pursuant to a services agreement with the Reorganized Debtors), to make distributions therefrom in accordance with the provisions of this Plan and, if authorized by majority vote of those members of the Trust Advisory Board authorized to vote, to pursue and settle any Trust Claims. Upon such assignment, the Trustee, on behalf of the Kmart Creditor Trust, will assume and be responsible for any responsibilities, duties, and obligations of the Debtors with respect to the subject matter of the assignments, and the Debtors, the Disbursing Agent, and the Reorganized Debtors will have no further rights or obligations with respect thereto.

                                                  (d) All costs and expenses associated with the administration of the Kmart Creditor Trust, including those rights, obligations and duties described in this Plan, shall be the responsibility of and paid by the Kmart Creditor Trust. Notwithstanding the preceding sentence, on the Effective Date (or, in the case of clause (iii), promptly following the first anniversary of the Effective Date), the Reorganized Debtors shall contribute the following to the Kmart Creditor Trust to be utilized to pay the costs and expenses associated with the administration of the Kmart Creditor Trust: (i) $5 million, (ii) an amount equal to any funds re-paid to the Debtors prior to the Effective Date on account of loans made pursuant to the 2001 Retention Program (in addition, the Reorganized Debtors shall have a continuing obligation to turn over to the Kmart Creditor Trust any funds re-paid to them subsequent to the Effective Date on account of loans made pursuant to the 2001 Retention Program), and (iii) an additional $5

Trustee’s discretion (after consultation with the Trust Advisory Board) to economically distribute monies, and in any case, in connection with any interim (as opposed to final) distribution, the Trustee shall retain at least the amount of funds paid to the Kmart Creditor Trust pursuant to Article 11.3(d)(i) and Article 11.3(d)(ii) of this Plan, provided, further, that with respect to distributions to Interestholders that cannot be economically distributed as aforesaid, the Trustee shall divide such aggregate amount of distributions into $50.00 increments and thereafter make such $50.00 distributions to Interestholders who otherwise were entitled to, but did not receive, a distribution under Article 5.11 and who are randomly selected by the Trustee. The Trustee will make continuing efforts to prosecute or settle the Trust Claims, make timely distributions, and not unduly prolong the duration of the Kmart Creditor Trust.

ARTICLE XII

EFFECT OF THE PLAN ON CLAIMS AND INTERESTS

     12.1 Revesting of Assets. Except as otherwise explicitly provided in this Plan, on the Effective Date, all property comprising the Estates (including Retained Actions, but excluding property that has been abandoned pursuant to an order of the Bankruptcy Court) shall revest in each of the Debtors that owned such property or interest in property as of the Effective Date, free and clear of all Claims, liens, charges, encumbrances, rights and Interests of creditors and equity security holders, provided, however, that (i) the Trust Claims shall be transferred to the Kmart Creditor Trust pursuant to Article 11.2 of this Plan~~,~~ and (ii) ~~Qualifying Real Estate shall remain property of the Estate of the Debtor that owns such Qualifying Real Estate, and (iii)~~ assets intended to secure the Exit Financing Facility shall be transferred to such Debtors or other entities owned by New Operating Company as is necessary to effect the Exit Financing Facility. ~~The Responsible Officer of the Estates of such Debtors shall have full authority to assume and assign, reject, or otherwise dispose of the Qualifying Real Estate consistent with procedures approved by the Bankruptcy Court and sections 363 and 365 of the Bankruptcy Code. Landlords and other Persons, other than the Debtors, with interests in the Qualifying Real Estate shall retain the rights afforded them by sections 363 and 365 of the Bankruptcy Code through and including disposition of the Qualifying Real Estate. All liens and security interests, if any, in the Qualifying Real Estate shall remain intact and attach to the net proceeds therefrom to the same extent, validity, and relative priority as existed on the Effective Date, and all proceeds remaining in the Estates of such Debtors after satisfaction of all Allowed Secured Claims, if any, shall be transferred to the New Operating Company.~~ As of the Effective Date, the Reorganized Debtors may operate their businesses and use, acquire, and dispose of property and settle and compromise Claims or Interests without supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by this Plan and Confirmation Order.

     12.2 Discharge of the Debtors. Pursuant to section 1141(d) of the Bankruptcy Code, except as otherwise specifically provided in this Plan or in the Confirmation Order, the distributions and rights that are provided in this Plan shall be in complete satisfaction, discharge, and release, effective as of the Confirmation Date (but subject to the occurrence of the Effective Date), of Claims and Causes of Action, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and Interests in the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims, rights, and Interests, including, but not limited to, Claims and Interests that arose before the Confirmation Date, any liability (including withdrawal liability) to the extent such Claims relate to services performed by employees of the Debtors prior to the Petition Date and that arise from a termination of employment or a termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Confirmation Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, in each case whether or not (a) a proof of claim or interest based upon such Claim, debt, right, or Interest is filed or deemed filed under section 501 of the Bankruptcy Code, (b) a Claim or Interest based upon such Claim, debt, right, or Interest is allowed under section 502 of the Bankruptcy Code, or (c) the holder of such a Claim, right, or Interest accepted this Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims against and Interests in the Debtors, subject to the Effective Date occurring. ~~Notwithstanding anything in this Article 12.2 to the contrary, nothing in this Article shall discharge the Estate of any Debtor that holds Qualifying Real Estate from the obligations of such Estate contemplated by Article 7.1(b) of the Plan, provided however, that the satisfaction, discharge and release provided for in this Article 12.2 shall apply to any Claims or Causes of Action related to any specific Qualifying Real Estate immediately upon payment of all such obligations related to, and final disposition of, such specific Qualifying Real Estate.~~

     12.3 Compromises and Settlements. In accordance with Article 9.6 of this Plan, pursuant to Bankruptcy Rule 9019(a), the Debtors may compromise and settle various (a) Claims against them and (b) Causes of Action that they have against other Persons up to and including the Effective Date, other than Trust Claims. After the Effective Date, such right shall pass to the Reorganized Debtors as contemplated in Article 12.1 of this Plan, without the need for further approval of the Bankruptcy Court, except as otherwise set forth in this Plan.

     12.4 Release by Debtors of Certain Parties. Pursuant to section 1123(b)(3) of the Bankruptcy Code, but subject to Article 12.10 of this Plan, effective as of the Effective Date, each Debtor, in its individual capacity and as a debtor-in-possession for and on behalf of its Estate, shall release and discharge and be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever released and discharged all Released Parties for and from any and all claims or Causes of Action existing as of the Effective Date in any manner arising from, based on or relating to, in whole or in part, the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between any Debtor or any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, or any act, omission, occurrence or event in any manner related to any such Claims, Interests, restructuring or the Chapter 11 Cases. The Reorganized Debtors, the Kmart Creditor Trust, and any newly-formed entities that will be continuing the Debtors’ businesses after the Effective Date shall be bound, to the same extent the Debtors are bound, by all of the releases set forth above. Notwithstanding the foregoing, nothing in this Plan shall be deemed to release any of the Debtors or the Plan Investors or their Affiliates from their obligations under the Investment Agreement or the transactions contemplated thereby.

     12.5 Release by Holders of Claims. On the Effective Date, (a) each Person that votes to accept this Plan; and (b) to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, each entity (other than a Debtor), that has held, holds or may hold a Claim or Trust Preferred Obligation, in consideration for the obligations of the Debtors and the Reorganized Debtors under this Plan and the Cash, New Holding Company Common Stock, and other contracts, instruments, releases, agreements or documents to be delivered in connection with this Plan (each, a “Release Obligor”), shall have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged each Released Party from any Claim or Cause of Action existing as of the Effective Date arising from, based on or relating to, in whole or in part, the subject matter of, or the transaction or event giving rise to, the Claim or Trust Preferred Obligation of such Release Obligor, and any act, omission, occurrence or event in any manner related to such subject matter, transaction or obligation; provided, however, that, (A) this Article 12.5 is subject to and limited by Article 12.10 of this plan; (B) this Article 12.5 shall not release any Released Party from any Cause of Action held by a governmental entity existing as of the Effective Date, based on (i) the Internal Revenue Code or other domestic state, city or municipal tax code, (ii) the environmental laws of the United States or any domestic state, city or municipality, (iii) any criminal laws of the United States or any domestic state, city or municipality, (iv) the Exchange Act, the Securities Act, or other securities laws of the United States or any domestic state, city, or municipality, ~~or~~(v) ~~Sections 1104-1109 and 1342(d) of~~ the Employee Retirement Income Security Act of 1974, as amended, or (vi) the laws and regulations of the Bureau of Customs and Border Protection of the United States Department of Homeland Security; (C) this Article 12.5 shall not waive, impair or release any Claims or Causes of Action, if any, that any Release Obligor may have against any Released Party arising from a Trust Claim; and (D) this Article 12.5 shall not waive, impair or release any Securities Action, including, without limitation, all Subordinated Securities Claims against any Released Party, if any.

     12.6 Setoffs. Subject to Article 12.10 of this Plan, the Debtors may, but shall not be required to, set off against any Claim, and the payments or other distributions to be made pursuant to this Plan in respect of such Claim, claims of any nature whatsoever that the Debtors may have against such Claimholder; but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claim that the Debtors or the Reorganized Debtors may have against such Claimholder.

     12.7 Subordination Rights. Except as otherwise specifically provided for in the Plan with respect to the subordination provisions of all documents pertaining to the Trust Preferred Securities, which provisions shall be specifically enforced as provided for in Article V of the Plan, all Claims against the Debtors and all rights and claims between or among Claimholders relating in any manner whatsoever to distributions on account of Claims against or Interests in the Debtors, based upon any claimed subordination rights, whether asserted or unasserted, legal or equitable, shall be deemed satisfied by the distributions under the Plan to Claimholders or Interestholders having such subordination rights, and such subordination rights shall be deemed waived, released, discharged, and terminated as of the Effective Date. Except as otherwise specifically provided for in the Plan, distributions to the various Classes of Claims and Interests hereunder shall not be subject to levy, garnishment, attachment, or like legal process by any Claimholder or Interestholder by reason of any subordination rights or otherwise, so that each Claimholder and Interestholder shall have and receive the benefit of the distributions in the manner set forth in the Plan.

     12.8 Exculpation and Limitation of Liability. Subject to Article 12.10 of this Plan, the Debtors, the Reorganized Debtors, the Statutory Committees, the members of the Statutory Committees in their capacities as such, the DIP Lenders in their capacities as such, the DIP Agent in its capacity as such, the Plan Investors in their capacities as such, the Prepetition Agent in its capacity as such, the Prepetition Lenders in their capacities as such, any indenture trustee for the Prepetition Notes serving after the Petition Date in its/their capacity as such, and any of such parties’ respective present or former members, officers, directors, employees, advisors, attorneys, representatives, financial advisors, investment bankers, or agents and any of such parties’ successors and assigns, shall not have or incur, and are hereby released from, any claim, obligation, Cause of Action, or liability to one another or to any Claimholder or Interestholder, or any other party-in-interest, or any of their respective agents, employees, related to such Securities Action); provided, however, that the Debtors and Reorganized Debtors shall not provide indemnification on account of (i) and (ii) above.

     12.11 Injunction. Subject to Article 12.10 of this Plan, the satisfaction, release, and discharge pursuant to this Article XII shall act as an injunction against any Person commencing or continuing any action, employment of process, or act to collect, offset, or recover any Claim or Cause of Action satisfied, released, or discharged under this Plan to the fullest extent authorized or provided by the Bankruptcy Code, including, without limitation, to the extent provided for or authorized by sections 524 and 1141 thereof.

ARTICLE XIII

CONDITIONS PRECEDENT

     13.1 Conditions to Confirmation. The following are conditions precedent to confirmation of this Plan that may be satisfied or waived in accordance with Article 13.3 of this Plan:

                                                  (a) The Bankruptcy Court shall have approved by Final Order a Disclosure Statement with respect to this Plan in form and substance acceptable to the Debtors in their sole and absolute discretion.

                                                  (b) The Confirmation Order shall be in form and substance acceptable to the Debtors in their sole and absolute discretion.

     13.2 Conditions to the Effective Date . The following are conditions precedent to the occurrence of the Effective Date, each of which may be satisfied or waived in accordance with Article 13.3 of this Plan:

                                                  (a) The Reorganized Debtors shall have entered into the New Kmart Exit Financing Facility and all conditions precedent to the consummation thereof shall have been waived or satisfied in accordance with the terms thereof.

                                                  (b) All conditions precedent to the funding obligations under the Investment Agreement shall have been satisfied or waived in accordance with the terms thereof and the funding under the Investment Agreement shall have occurred.

                                                  (c) The Reorganized Debtors shall have entered into the Trust Agreement and all documents evidencing the Trade Vendors’ Lien and all conditions precedent to the consummation thereof shall have been waived or satisfied in accordance with the terms thereof.

                                                  (d) The Bankruptcy Court shall have entered one or more orders (which may include the Confirmation Order) authorizing the assumption and rejection of unexpired leases and executory contracts by the Debtors as contemplated by Article 8.1 of this Plan.

                                                  (e) The Confirmation Order shall have been entered by the Bankruptcy Court and shall be a Final Order, the Confirmation Date shall have occurred, and no request for revocation of the Confirmation Order under section 1144 of the Bankruptcy Code shall have been made, or, if made, shall remain pending.

                                                  (f) Each Exhibit, document or agreement to be executed in connection with this Plan shall be in form and substance reasonably acceptable to the Debtors.

     13.3 Waiver of Conditions to Confirmation or Consummation. The conditions set forth in Article 13.1 and Article 13.2 of this Plan may be waived, in whole or in part, by the Debtors, after consultation with the Plan Investors and the Statutory Committees, without any notice to any other parties in interest or the Bankruptcy Court and without a hearing. The failure to satisfy or waive any condition to the Confirmation Date or the Effective Date may be asserted by the Debtors in their sole discretion regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtors in their sole discretion). The failure of the Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.

ARTICLE XI

RETENTION OF JURISDICTION

     Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and this Plan, including, among others, the following matters:

                                                    (a) to hear and determine motions for (i) the assumption or rejection or (ii) the assumption and assignment of executory contracts or unexpired leases to which any of the Debtors are a party or with respect to which any of the Debtors may be liable, and to hear and determine the allowance of Claims resulting therefrom including the amount of Cure, if any, required to be paid;

                                                   (b) to adjudicate any and all adversary proceedings, applications and contested matters that may be commenced or maintained pursuant to the Chapter 11 Cases ~~or~~, this Plan, or that were the subject of proceedings before the Bankruptcy Court prior to the Effective Date, proceedings to adjudicate the allowance of Disputed Claims and Disputed Interests, and all controversies and issues arising from or relating to any of the foregoing;

                                                   (c) to adjudicate any and all disputes arising from or relating to the distribution or retention of the New Holding Company Common Stock or other consideration under this Plan;

                                                   (d) to ensure that distributions to Allowed Claimholders and Allowed Interestholders are accomplished as provided herein;

                                                   (e) to hear and determine any and all objections to the allowance or estimation of Claims and Interests filed, both before and after the Confirmation Date, including any objections to the classification of any Claim or Interest, and to allow or disallow any Claim or Interest, in whole or in part;

applicable) in another court of competent jurisdiction, the Reorganized Debtors or the Trustee (as applicable) will have authority to bring such action in any other court of competent jurisdiction.

ARTICLE XV

MISCELLANEOUS PROVISIONS

     15.1 Binding Effect. Upon the Effective Date, this Plan shall be binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, all present and former Claimholders, all present and former Interest holders, other parties-in-interest and their respective heirs, successors, and assigns.

     15.2 Modification and Amendments. The Debtors may alter, amend or modify this Plan under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Hearing, with the reasonable consent of the Creditors’ Committees and the Plan Investors. The Debtors may alter, amend or modify any Exhibits to this Plan under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date after consultation with the Creditors’ Committees. After the Confirmation Date and prior to substantial consummation of this Plan with respect to any Debtor as defined in section 1101(2) of the Bankruptcy Code, any Debtor may, after consultation with the Statutory Committees, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in this Plan, the Disclosure Statement, or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of this Plan.

     15.3 Withholding and Reporting Requirements. In connection with this Plan and all instruments issued in connection therewith and distributions thereunder, the Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements.

     15.4 ~~Committees/Responsible Officer/Qualifying Real Estate~~ Committees. Effective on the Effective Date, the Statutory Committees shall dissolve automatically, whereupon their members, professionals and agents shall be released from any further duties and responsibilities in the Chapter 11 Cases and under the Bankruptcy Code, except with respect to obligations arising under confidentiality agreements, joint interest agreements, and protective orders entered during the Chapter 11 Cases which shall remain in full force and effect according to their terms; applications for Professional Claims; requests for compensation and reimbursement of expenses pursuant to section 503(b) of the Bankruptcy Code for making a substantial contribution in any of the Chapter 11 Cases; and any motions or other actions seeking enforcement or implementation of the provisions of this Plan or the Confirmation Order. The Professionals retained by the Statutory Committees and the respective members thereof shall not be entitled to compensation and reimbursement of expenses for services rendered after the Effective Date, except for services rendered in connection with any applications for allowance of compensation and reimbursement of expenses pending on the Effective Date or filed after the Effective Date including responding to or otherwise addressing any issues raised by any consultant to the Kmart Joint Fee Review Committee, and for the other duties and responsibilities of the Statutory Committees set forth in this Section (but only to the extent requested by the Debtors). This Section shall apply for all purposes and with respect to all Debtors and their respective Estates under the Plan~~, including with respect to any Debtor that owns Qualifying Real Estate that will remain in the Estate of such Debtor under the Plan until final disposition thereof, provided, however, that the Bankruptcy Court shall retain jurisdiction over the Responsible Officer and may impose such requirements with respect to~~

~~the continued monitoring of the Estate of any such Debtor, including the imposition of supplemental fee application requirements with respect to any professionals of the Responsible Officer.~~

     15.5 Post-Effective Date Committee.

                                                   (a) On the Effective Date, there shall be formed a Post-Effective Date Committee (the “Post-Effective Date Committee”) with its duties limited to: overseeing the general unsecured claims reconciliation and settlement process conducted by or on behalf of the Reorganized Debtors; ~~overseeing the disposition of Qualifying Real Estate as such disposition relates to the incurrence of cure rejection damages claims;~~ formulating with the Reorganized Debtors appropriate procedures for the settlement of claims; overseeing (i) the establishment, (including the determination of the amount of New Holding Company Common Stock to be withheld) and (ii) the maintenance of, the Distribution Reserve; overseeing the distributions to the holders of Prepetition Note Claims and Trade Vendor/Lease Rejection Claims under the Plan; any matter relating to finalization of the Creditor Trust Agreement and the Trade Vendors’ Lien Program, including the filing and perfection of the mortgages granted to the Trade Vendors’ Collateral Agent pursuant to Article 7.13 of the Plan and Exhibit J-1 and Exhibit J-2; to appear before and be heard by the Bankruptcy Court and other courts of competent jurisdiction in connection with the above limited duties; and such other matters as may be agreed upon between the Reorganized Debtors and the Post-Effective Date Committee or specified in this Plan. The Post-Effective Date Committee shall consist of four (4) members, with three (3) of such members to be appointed by the Unsecured Creditors’ Committee, and one (1) member to be appointed by the Financial Institutions’ Committee, that may adopt by-laws governing its conduct. For so long as the claims reconciliation process shall continue, the Reorganized Debtors shall make regular reports to the Post-Effective Date Committee as and when the Reorganized Debtors and the Post-Effective Date Committee may reasonably agree upon. The Post-Effective Date Committee may employ, without further order of the Court, professionals to assist it in carrying out its duties as limited above, including any professionals retained in these Reorganization Cases, and the Reorganized Debtors shall pay the reasonable costs and expenses of the Post-Effective Date Committee, including reasonable professional fees, in the ordinary course without further order of the Court.

                                                   (b) Notwithstanding anything to the contrary in this Plan, neither the Post-Effective Date Committee nor any of its members, designees, counsel, financial advisors or any duly designated agent or representatives of any such party shall be liable for the act, default or misconduct of any other member of the Post-Effective Date Committee, nor shall any member be liable for anything other than such member’s own gross negligence or willful misconduct. The Post-Effective Date Committee may, in connection with the performance of its duties, and in its sole and absolute discretion, consult with its counsel, accountants or other professionals, and shall not be liable for anything done or omitted or suffered to be done in accordance with such advice or opinions. If the Post-Effective Date Committee determines not to consult with its counsel, accountants or other professionals, it shall not be deemed to impose any liability on the Post-Effective Date Committee, or its members and/or designees.